UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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INNKEEPERS USA TRUST

(Name of Registrant as Specified In Its Charter)

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INNKEEPERS USA TRUST

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 2, 2007

Dear Shareholder:

It is our pleasure to invite you to the 2007 annual meeting of the shareholders (the “Annual Meeting”) of Innkeepers USA Trust (the “Company”). The Annual Meeting will be held at the Hilton Suites hotel, 400 North State College Boulevard, Orange, CA 92868, on Wednesday, May 2, 2007 at 9:00 a.m. local time.

At the Annual Meeting, you will be asked to:

1.	Elect three Class I trustees to serve on the Board of Trustees until the annual meeting of shareholders in 2010 or until their successors have been duly elected and qualified (“Proposal I”);

2.	Ratify the appointment of PricewaterhouseCoopers, LLP as independent auditors for the Company for the fiscal year ending December 31, 2007 (“Proposal II”); and

3.	Transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

If you were a shareholder of record as of the close of business on March 1, 2007 you are entitled to vote at the Annual Meeting.

There is enclosed, as a part of this Notice, a Proxy Statement which contains further information regarding the Annual Meeting. Please read it carefully, and vote. Your vote is important to us!

BY ORDER OF THE BOARD OF TRUSTEES:

MARK A. MURPHY
General Counsel and Secretary

Palm Beach, Florida

March 31, 2007

YOUR VOTE IS IMPORTANT!

We want your shares represented at the Annual Meeting regardless of the number of shares you hold. By following the instructions on the enclosed proxy card, your shares will be voted even if you are unable to attend the Annual Meeting. If you attend the Annual Meeting and prefer to vote in person or change your proxy vote, you may do so at any time before the vote is finalized.

INNKEEPERS USA TRUST

PROXY STATEMENT

GENERAL INFORMATION

Introduction

This Proxy Statement and the accompanying proxy card and Notice of Annual Meeting are provided in connection with the solicitation of proxies by the Board of Trustees of Innkeepers USA Trust (the “Company”, “we”, “our” or “us”), for use at the 2007 annual meeting of shareholders (“Annual Meeting”). The Annual Meeting will be held at the Hilton Suites hotel, 400 North State College Boulevard, Orange, CA 92868, on Wednesday, May 2, 2007 at 9:00 a.m. local time. This Proxy Statement and the accompanying proxy card and Notice of Annual Meeting are first being mailed on or about March 31, 2007 to shareholders of record at the close of business on March 1, 2007.

The Annual Report to shareholders for the fiscal year ended December 31, 2006, including consolidated financial statements, is being furnished along with this proxy statement to shareholders of record on March 1, 2007. The Annual Report includes the Company’s Annual Report on Form 10-K for the year ended December 31, 2006. The Annual Report to shareholders is not a part of our proxy solicitation materials.

The Company maintains a website at www.innkeepersusa.com. Information on our website is not and should not be considered a part of this proxy statement. The mailing address of our principal executive office is 340 Royal Poinciana Way, Suite 306, Palm Beach, FL 33480.

The Company

We are a Maryland real estate investment trust which invests in hotel properties and has elected to be taxed as a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986, as amended. At December 31, 2006, the Company, through Innkeepers USA Limited Partnership (and its subsidiary partnerships, the “Partnership”), owned 75 hotels and a 49% interest in one hotel with an aggregate of 10,259 rooms/suites in 21 states and the District of Columbia. To qualify as a REIT, the Company cannot operate hotels. Therefore, the Company leases the hotels to its own taxable REIT subsidiaries (“TRSs”), which in turn engage independent operators. Innkeepers Hospitality Management, Inc. manages substantially all of our hotels.

Voting Matters

What is the purpose of the Annual Meeting?

At the Annual Meeting, shareholders will act upon the matters discussed in this proxy statement. In addition, we will report on our performance during 2006 and respond to questions from shareholders.

Who is requesting your vote?

The Board of Trustees of the Company is requesting your vote on the matters presented in this proxy statement. The Company encourages all of its trustees to attend the Annual Meeting, but does not have a formal policy on attendance. In 2006, all trustees attended the Annual Meeting and we expect all of the trustees to attend the 2007 Annual Meeting.

Who is entitled to vote?

All shareholders of record of our common shares of beneficial interest (“Common Shares”) at the close of business on March 1, 2007 are entitled to vote.

On March 1, 2007, there were 47,638,765 Common Shares issued and outstanding. All common shareholders are entitled to one vote for each Common Share held by them for all matters submitted for a vote at the Annual Meeting. Cumulative voting for the election of trustees is not permitted.

You may receive more than one proxy or voting card depending on how you hold your shares. Shares registered in your name are covered by one card. If you also hold shares through someone else, such as a stockbroker or a mutual fund, you may also get material from them asking how you want to vote. Please respond promptly to all of these requests, so that all of your shares may be voted.

Will a list of shareholders be made available?

A list of shareholders will be available at the Annual Meeting and, for ten days prior to the Annual Meeting, at our executive office at 340 Royal Poinciana Way, Suite 306, Palm Beach, Florida 33480.

What is a proxy?

A proxy is your legal designation of another person to vote the shares you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. When you return the enclosed proxy card, you are giving the individuals named in this proxy statement your permission to vote your shares at the Annual Meeting as you designate on the proxy card. The Board of Trustees has appointed Jeffrey H. Fisher and Mark A. Murphy to serve as the proxies for the Annual Meeting.

We encourage you to complete and return a proxy, even if you currently plan to attend the Annual Meeting in person. If you vote by proxy, you may revoke your proxy or change your vote at any time prior to the final tallying of votes by (1) delivering a written notice to our corporate Secretary at or before the Annual Meeting, (2) executing and delivering a later-dated proxy at or before the Annual Meeting or (3) attending the Annual Meeting and voting in person.

How can you vote?

Shares that you own through a nominee, such as a stock broker or mutual fund, must be voted in accordance with instructions that you will receive directly from the nominee.

You can vote shares that you own in your own name by:

•	Signing and returning the proxy card in the enclosed postage-paid envelope; or

•	Casting your vote in person at the Annual Meeting.

The individuals identified on the proxy card will vote your shares as you designate when you cast your vote by signing and mailing the proxy card. If you submit a duly executed proxy card but do not specify how you wish to vote your shares, the proxy holder will vote your shares in favor of each of Proposals I and II and at their discretion for any other matters properly submitted to a vote at the Annual Meeting.

Can you vote over the Internet?

If your shares are held in the name of a broker, bank or other nominee (i.e., in “street name”), you will receive instructions on voting your shares from that nominee. A number of brokers and banks participate in a program provided through ADP Investor Communication Services that offers telephone and Internet voting options. Telephone and Internet voting procedures are designed to authenticate your identity, allow you to vote and confirm that your vote was properly recorded. The giving of a proxy by telephone or via the Internet will not affect your right to vote in person if you decide to attend the Annual Meeting. If you vote by Internet, you may incur costs, such as usage charges from your Internet access provider or telephone company (e.g., online fees). Please do not return the enclosed proxy card if you are voting by telephone or over the Internet. If your shares are not registered in your own name and you plan to attend the Annual Meeting and vote your shares in person, you must (1) contact the broker or bank in whose name your shares are held to obtain a broker’s proxy card before the Annual Meeting, and (2) bring the broker’s proxy card to the Annual Meeting in order to vote.

Can you get Innkeepers’ annual meeting materials delivered to you electronically next year?

As noted above, if your shares are held in the name of a broker, bank or nominee, you may be able to vote your shares for the Annual Meeting via the Internet. The instructions that you receive from your broker or bank will explain how to vote via the Internet. If you vote your shares via the Internet, you can consent to electronic delivery of our future proxy statements, proxy cards and annual reports by responding affirmatively to the request for your consent when the Internet voting instructions prompt you to do so.

If you hold shares in your own name, or if your bank or broker does not provide for Internet voting, and you wish to consent to electronic delivery of our future proxy materials, please contact our Investor Relations department in writing at 340 Royal Poinciana Way, Suite 306, Palm Beach, FL 33480, by telephone at (561) 835-1800, or through the internet at www.innkeepersusa.com.

If you consent to electronic delivery of our future annual meeting materials, and we elect to deliver future proxy materials or annual reports electronically, you will receive a notice (by electronic or regular mail) explaining how to access the materials. You may not receive paper copies of some or all of these materials through the mail. Your consent will be effective until you revoke it. By consenting to electronic delivery you are stating to us that you currently have access to the Internet and expect to have access in the future. If you vote by Internet, you may incur costs, such as usage charges from your Internet access provider or telephone company (e.g., online fees). Because you may find electronic delivery and voting fast and convenient, and because it could save us a significant portion of the costs associated with printing and mailing these materials, we encourage you to consent to electronic delivery.

What constitutes a quorum?

A quorum of shareholders is necessary to transact business at the Annual Meeting. A quorum exists if the holders of a majority of the shares of each separate voting class entitled to vote are present in person or represented by proxy, including proxies on which abstentions (or withholding authority to vote) are indicated. Since there were 47,638,765 Common Shares outstanding at the close of business on March 1, 2007, the presence (in person or by proxy) of holders of 23,819,383 Common Shares will constitute a quorum.

What is a broker non-vote?

If your shares are held in the name of a broker, bank or other nominee (i.e., in “street name”), the nominee is required to provide proxy materials to you and to seek and follow your instructions with respect to voting those shares. If the nominee does not receive specific instructions from you, it may vote the shares in its discretion on all but certain non-routine matters. In the case of a non-routine matter for which it has received no voting instructions, the nominee may not vote on the proposal. If the nominee returns the signed proxy card but has not voted on a non-routine matter because you failed to give the nominee specific voting instructions, or for any other reason, this results in what is known as a “broker non-vote”. “Broker non-votes” will be treated as not present, not entitled to vote and not counted as votes cast FOR a proposal, but will be counted as shares that are present and entitled to vote for the purpose of determining the existence of a quorum. If you do not give specific voting instructions to the nominee on a routine matter, and the nominee returns the signed proxy card but fails to vote, the named proxies will vote your shares in their discretion. Proposals I and II are routine matters; therefore, no broker non-votes will result from voting on Proposals I and II.

What vote is necessary to elect trustees?

The proxy card requests your vote for the trustees who have been nominated for election this year. The affirmative vote of a plurality of the votes cast at the meeting is required to elect a trustee. In voting for the election of trustees, you may vote in favor of any nominee or withhold authority to vote for any nominee. You may not vote for persons other than Messrs. Churchey, DeBoer and Zemans in the election of trustees. Withholding authority to vote for a nominee would not affect the election of the nominee except to the extent that a nominee on another slate receives a larger proportion of affirmative votes. We do not have competing slates of trustee nominees this year; therefore, withholding authority to vote will have no effect on the election of trustees.

What vote is necessary to approve the other proposals described in this proxy statement?

The affirmative vote of a majority of all the votes cast at the Annual Meeting is required to ratify PricewaterhouseCoopers, LLP as the Company’s independent auditors. Abstentions will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.

What vote is required on other proposals?

Although we do not know of any other business to be considered at the Annual Meeting other than (1) the election of trustees and (2) the ratification of PricewaterhouseCoopers LLP as the Company’s independent auditors, if any other business is properly presented at the annual meeting, your signed proxy card gives authority to Jeffrey H. Fisher and Mark A. Murphy, or either of them, to vote on such matters in their discretion. Unless otherwise required by our Declaration of Trust or Bylaws or by applicable Maryland law, any other matter properly presented for a vote at the meeting will require the affirmative vote of a majority of our Common Shares present and voting on such proposal.

What are the Board’s recommendations?

The Board of Trustees recommends a vote FOR the election of the nominees for trustee and FOR the ratification of PricewaterhouseCoopers, LLP as our independent auditor. With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board of Trustees or, if the Board makes no recommendation, in their own discretion.

How do we solicit proxies?

In addition to this mailing, we may solicit proxies personally, electronically or by telephone. We pay the cost of preparing, assembling and mailing the proxy card, this proxy statement, and other enclosed materials, and all clerical and other expenses of solicitation. We also reimburse brokers and other nominees for their expenses in connection with sending these materials and processing your voting instructions. We do not currently expect to retain a solicitor of proxies for the Annual Meeting.

Who may attend the Annual Meeting in Person?

Shareholders as of March 1, 2007 and invited guests may attend the meeting.

CORPORATE GOVERNANCE

Independence of the Board or Trustees

The Company’s Declaration of Trust requires that a majority of the Company’s trustees must not be officers or employees of the Company, any lessee of the Company’s property, or any of their affiliates. In addition, the New York Stock Exchange (the “NYSE”), the primary trading market for the Company’s shares, requires that a majority of the trustees qualify as independent under the NYSE rules. The Board of Trustees has reviewed the Declaration of Trust requirements, the NYSE rules regarding independence and its own Governance Guidelines (discussed below). The Board has also reviewed, in light of these requirements, each trustee’s and nominee’s qualifications and relationships with the Company, its officers and other affiliates, through a review of questionnaires submitted by the trustees in connection with the 2007 Annual Meeting and previously in discussions among Board members.

The Board has adopted Governance Guidelines that require the Board to determine that independent trustees have no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). Moreover, under the Governance Guidelines a trustee will not be considered independent if, within the preceding three years (a) the trustee was employed by the Company; (b) an immediate family member of the trustee was an executive officer of the Company; (c) the trustee or an immediate family member of the trustee received more than $100,000 per year in direct compensation from the Company, other than trustee and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on the trustee’s continued service); (d) the trustee was affiliated with or employed by the present or former internal or external auditor of the Company; (e) an immediate family member of the trustee was affiliated with or employed in a professional capacity by the present or former internal or external auditor of the Company; (f) the trustee or an immediate family member of the trustee was employed as an executive officer of another company where any of the Company’s present executive officers serves on that company’s compensation committee; or (g) the trustee or an immediate family member of the trustee was an executive officer or an employee of a company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1,000,000 or 2% of such other company’s consolidated gross revenues during any of the last three fiscal years. The Governance Guidelines provide further that a trustee is not independent if he has a material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company), including, but not limited to, commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships. For the purposes of these independence guidelines, the term “immediate family member” means any of the person’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law and anyone (other than domestic employees) who shares the person’s home.

Based on this review and the criteria set for above, the Board has concluded, based on its business judgment, that Miles Berger, Randall L. Churchey, Thomas J. Crocker, C. Gerald Goldsmith and Joel F. Zemans, representing a majority of the Board members, are independent.

Code of Conduct and Governance Guidelines

The Board has adopted a Code of Conduct for the Company, which applies to all of our employees, including the Chief Executive Officer and Chief Financial Officer. The Board of Trustees believes, based on its business judgment, that the Company’s Code of Conduct is designed to deter wrongdoing and to promote (1) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest; (2) accurate, timely, and understandable disclosure in the Company’s public reports and communications; (3) compliance with the law; (4) prompt internal reporting of violations of the code; and (5) disclosure on the Company’s website of any amendment to, or waiver from, a provision of the Code of Conduct applicable to our Chief Executive Officer or Chief Financial Officer. The above summary of the Code of Conduct is qualified by reference to the complete Code of Conduct, which is posted on the Company’s website, at www.innkeepersusa.com. You may obtain a copy without charge by contacting the Company’s Investor Relations Department (i) by letter at 340 Royal Poinciana Way, Suite 306, Palm Beach, FL 33480, (ii) by e-mail through the Company’s website, or (iii) by telephone at (561) 835-1800. Information on our website is not and should not be considered a part of this proxy statement. The Company intends to satisfy the disclosure requirement under Item 5.05 of Form 8-K relating to amendments to waivers from its Code of Conduct by posting that information to the Company’s website at www.innkeepersusa.com.

Our Governance Guidelines set forth our governance philosophy and the governance policies and practices we have implemented in support of that philosophy. A copy of the Governance Guidelines is available and may be obtained in the same manner as described above for our Code of Conduct.

Shareholder Proposals and Trustee Nominations

The Board of Trustees will present shareholder proposals at the 2008 annual meeting of shareholders, provided that such proposals are submitted by eligible shareholders who have complied with the relevant regulations of the Securities and Exchange Commission (“SEC”) regarding such proposals, and with requirements of the Company’s Bylaws. A copy of our Bylaws is available upon written request addressed to the Secretary of the Company. Shareholder proposals intended to be submitted for presentation at the Company’s 2008 annual meeting of shareholders must be made in writing and must be received by the Company at its executive office no more than ninety (90) days before the one-year anniversary of the Annual Meeting and no less than sixty (60) days before the one-year anniversary of the Annual Meeting.

If you would like to submit the name of a candidate for the Board’s Nominating and Governance Committee (“Governance Committee”) to consider as a nominee for trustee, you must send your recommendation to the attention of: General Counsel and Secretary, Innkeepers USA Trust, 340 Royal Poinciana Way, Suite 306, Palm Beach, FL 33480. Recommendations must include the name and address of the candidate, a brief biographical description of the candidate, a statement of the candidate’s qualifications and the candidate’s signed consent to be named in the proxy and to serve if elected. Recommendations may be sent at any time. While the Governance Committee will carefully consider any shareholder-proposed nominees, the Governance Committee has full discretion in considering its nominations to the Board. The qualifications, qualities and skills sought by the Governance Committee at any particular time will be a function of the then-current (i) character of the Company’s business, (ii) operating and regulatory environment and (iii) make-up of the Board. In considering any shareholder-proposed nominee, the Governance Committee believes that it will seek to determine, among other things, whether the nominee is of good character and reputation, has substantial experience with hotel investment, development or operations, and has substantial experience with public company reporting and governance requirements. The Company has not in the past paid, and the Governance Committee has no current intention to pay, a fee to a consultant to assist in the process of identifying or evaluating Board candidates.

Meetings of the Board of Trustees and Standing Committees

Trustee Meetings. The business of the Company is conducted under the general management of its Board of Trustees as required by the Company’s Bylaws and the laws of Maryland, the Company’s state of organization. The Board operates pursuant to an established set of written Governance Guidelines that set forth our governance philosophy and the governance policies and practices we have implemented in support of that philosophy. The Board does not manage the daily operations of the business. The Board has delegated that responsibility to the Company’s management, with whom Board members consult periodically. The Board of Trustees holds regular quarterly meetings and special meetings as necessary. The Board of Trustees held nine meetings during 2006. Each incumbent trustee attended more than 75% of the aggregate number of (a) the meetings of the Board of Trustees and (b) the meetings held by all committees of the Board on which he served.

During 2006, the Company’s non-management trustees met without management present after each regularly scheduled quarterly Board meeting. In addition, the independent trustees met three times without management present in 2006. Miles Berger serves as lead independent trustee. As lead trustee, Mr. Berger consults with management in advance on Board meeting agendas and presides at non-management trustee executive sessions and at meetings of the independent trustees. Interested parties may communicate their concerns regarding the Company directly with the Board, the non-management trustees, or one or more trustees, including the lead independent trustee, by writing to: Trustee Communication, Innkeepers USA Trust, 340 Royal Poinciana Way, Suite 306, Palm Beach, FL 33480, Attn: General Counsel. The Company will not screen mail addressed to “Trustee Communication” and such mail will be forwarded appropriately to the Board or the individual trustees.

Audit Committee. The Board of Trustees has established an Audit Committee, which currently consists of Messrs. Churchey (Chair), Berger and Zemans. Each member of the Audit Committee is, in the business judgment of the Board, independent in accordance with our Governance Guidelines and financially literate as interpreted by the Board and meets the qualifications and requirements of the NYSE and the SEC. Mr. Churchey, the Audit Committee’s Chairman is, in the business judgment of the Board, an “audit committee financial expert” within the meaning of SEC rules and has financial expertise within the meaning of the NYSE listing standards. The Audit Committee is responsible for appointing the independent auditors; approves the scope of audits and other services to be performed by the independent and internal auditors; reviews and approves in advance all non-audit services and related fees and assesses whether the performance of non-audit services could impair the independence of the outside auditors; reviews the results of internal and external audits, the accounting principles applied in financial reporting, and financial and operational controls; meets with the independent auditors, management representatives and internal auditors; reviews interim financial statements each quarter before the Company files its Quarterly Report on Form 10-Q with the SEC; and reviews audited financial statements each year before the Company files its Annual Report on Form 10-K with the SEC. The Audit Committee met four times in 2006. In addition, management communicated with the Audit Committee Chair informally as warranted, to review related party transactions and other matters.

Compensation Committee. The Board of Trustees has established a Compensation Committee, which currently consists of Messrs. Goldsmith (Chair), Berger and Zemans. Each member of the Compensation Committee is, in the business judgment of the Board, independent in accordance with our Governance Guidelines and meets the qualifications and requirements of the NYSE. The Compensation Committee determines compensation for the Company’s executive officers and administers the Company’s share incentive plans. The Compensation Committee met five times in 2006.

Nominating and Governance Committee. The Board has established the Governance Committee, which currently consists of Messrs. Crocker (Chair) and Goldsmith. Each member of the Governance Committee is, in the business judgment of the Board, independent in accordance with our Governance Guidelines and meets the qualifications and requirements of the NYSE. The general purposes of the Governance Committee are to oversee the governance of the Company, including periodically reviewing and recommending changes to the Company’s Governance Guidelines and Code of Conduct, identify potential new Board members, and make recommendations with respect to qualifications of trustee candidates. The Governance Committee met four times in 2006.

The Governance Committee will consider qualified nominees for trustee recommended by shareholders. Recommendations must be submitted in writing to the Company’s General Counsel and Secretary and must include the name and address of the candidate, a brief biographical description of the candidate, a statement of the candidate’s qualifications and the candidate’s signed consent to be named in the proxy and to serve if elected. See “Corporate Governance—Shareholder Proposals and Trustee Nominations” on page 6 of this proxy statement for additional information.

Committee Charters. The Board has adopted charters for the Audit Committee, the Compensation Committee and the Governance Committee. All of the Board committee charters are posted on the Company’s website at www.innkeepersusa.com. Copies of the charters are available and may be obtained in the same manner as described on page 6 for our Code of Conduct. Additionally, the Audit Committee Charter is attached as Exhibit A to this Proxy Statement.

PROPOSAL I—ELECTION OF TRUSTEES

Introduction

The Company’s Declaration of Trust divides the Board of Trustees into three classes as nearly equal in number as possible. At each annual meeting of shareholders, the term of one class expires. Currently, the Board has eight members, with three members serving as Class I trustees with terms expiring in 2007, two members serving as Class II trustees with terms expiring in 2008 and three members serving as Class III trustees with terms expiring in 2009.

Nominees for Class I Trustee

The term of the current Class I trustees, Randall L. Churchey, Jack P. DeBoer, and Joel F. Zemans, expires at the Annual Meeting. Each Class I trustee was elected to his current term at the 2004 Annual Meeting. The Governance Committee recommended for nomination, and the Board has nominated, Messrs. Churchey, DeBoer, and Zemans, to serve as Class I trustees for three-year terms expiring at the Company’s annual meeting in 2010 or until their successors are elected and qualified.

Unless a shareholder specifies otherwise, or does not return the enclosed proxy, each shareholder’s Common Shares represented by the enclosed proxy will be voted FOR the election of the Class I nominees to serve as trustees until the 2010 annual meeting or until their successors are elected and qualify. The nominees have indicated their willingness to serve if elected. While not anticipated, if any nominee shall become unavailable or unwilling to serve as a trustee for any reason, the persons named as proxies on the proxy card may vote for any substitute nominee proposed by the Board of Trustees.

THE BOARD OF TRUSTEES RECOMMENDS A VOTE

FOR THE NOMINEES FOR CLASS I TRUSTEES

The following table sets forth information as of March 1, 2007 with respect to the nominees and each other trustee whose term of office will continue after the Annual Meeting.

NOMINEES FOR CLASS I TRUSTEES

(TERMS EXPIRING 2010)

RANDALL L. CHURCHEY, age 46, is the President, Chief Executive Office and a Director of Golden Horizons since March 2006. Golden Horizons operates 342 skilled nursing facilities, 18 assisted living centers, 66 hospice and home care centers and offers rehabilitation services on a contract basis to other third party care providers. Mr. Churchey also serves as Co-Chairman of the Board of MCR Investors, LLC, a private hotel construction and management company that currently owns and manages one hotel. Additionally, he currently serves on the Board of Directors of Great Wolf Resorts, Inc., a NASDAQ National Market-listed family entertainment resort company, and Education Realty Trust, a NYSE-listed student housing REIT. Mr. Churchey served as President, Chief Operating Officer and a Director of RFS Hotel Investors, Inc., a NYSE-listed hotel real estate investment trust, from 1999 until its acquisition in 2003. From 1997 to 1999, he served as Senior Vice President and Chief Financial Officer of FelCor Lodging Trust, Inc., a NYSE-listed hotel REIT. For approximately 15 years prior to joining FelCor, Mr. Churchey held various positions with Coopers & Lybrand, L.L.P., most recently serving as the Chairman of the Hospitality and Real Estate Practice of that firm for the Southwestern United States. Mr. Churchey holds a B.S. degree in accounting from the University of Alabama and is a Certified Public Accountant. Mr. Churchey has served on the Company’s Board since February 2004.

Committee:    Audit (Chair)

JACK P. DEBOER, age 76, is Chairman of Consolidated Holdings, Inc., a private investment company focusing on real estate development and management. Mr. DeBoer is also the Chairman of the Board and majority owner of Value Place LLC, owner of the franchise rights to the Value Place brand of hotels, which provide affordable extended-stay lodging. Mr. DeBoer served as Chairman of the Board, President and Chief Executive Officer of Candlewood Hotel Company, Inc. from its inception in 1995 until it was acquired in December 2003. From October 1993 to September 1995, Mr. DeBoer was self-employed and was engaged in the development of the Candlewood extended-stay hotel concept. From 1988 to 1993, Mr. DeBoer co-founded and developed Summerfield Hotel Corporation, an upscale extended-stay hotel chain. Previously, Mr. DeBoer founded and developed the Residence Inn franchise prior to selling the franchise to Marriott International, Inc. in 1987. Mr. DeBoer has served on the Company’s Board since November 1996.

JOEL F. ZEMANS, age 65, has been active in the ownership and operation of real estate and banks since 1969. From 1971 through 1976, he served as Executive Vice President (and through 1984 as a Director) of Chicago Properties Corporation, a real estate development company specializing in the rehabilitation of multi-unit residential properties in Chicago. Between 1976 and 1991, Mr. Zemans served as President and Chief Executive Officer of de novo MidTown Bancorp, Inc. and its subsidiary, MidTown Bank and Trust Company of Chicago, and as Chairman and Chief Executive Officer of two wholly-owned subsidiaries, MidTown Development Corporation and Equitable Finance Corporation. He currently serves as the managing general partner of a private investment fund and as a consultant to businesses and individuals for real estate financing, investing and strategic planning. Mr. Zemans also serves on the Board of Directors of Bright Electric Supply, and he provides pro-bono consulting to a number of not-for-profit organizations. Mr. Zemans holds both a B.A. and an M.B.A. from the University of Chicago. Mr. Zemans has served on the Company’s Board since November 2001.

Committees:    Audit and Compensation

INCUMBENT CLASS II TRUSTEES

(TERMS EXPIRING 2008)

MILES BERGER, age 76, has been engaged in real estate, banking and financial services since 1950. In 1998, Mr. Berger became Chairman and Chief Executive Officer of Berger Management Services LLC, a real estate and financial consulting and advisory services company. From 1969 to 1998, he served as Vice Chairman of the Board of Heitman Financial Ltd., a real estate investment management firm. Mr. Berger served for more than thirty years, until 2001, as Chairman of the Board of MidTown Bank and Trust Company of Chicago, served as Vice Chairman of Columbia National Bank Corp. from 1965-1995 and is Chairman of the Board of Berger Financial Services, a full service real estate advisory and financial services company. Mr. Berger also serves on the Board of Directors of Medallion Bank and serves as Trustee for Universal Health Trust and is on the boards of numerous philanthropic organizations. Mr. Berger has served on the Company’s Board since September 1994.

Committees:    Audit, Compensation

C. GERALD GOLDSMITH, age 79, has been an independent investor and financial advisor since 1976. He is currently Chairman of the Board of First Bank of the Palm Beaches, a newly formed community bank in Palm Beach County, Florida, and Chairman of Property Corp. International, a private real estate investment company. He has served as a director of several banks and NYSE-listed companies and various philanthropic organizations. He holds an A.B. from the University of Michigan and an M.B.A. from Harvard Business School. Mr. Goldsmith has served on the Company’s Board since September 1994.

Committees     Compensation (Chair) and Corporate Governance

INCUMBENT CLASS III TRUSTEES

(TERMS EXPIRING 2009)

JEFFREY H. FISHER, age 51, is Chairman of the Board, Chief Executive Officer and President of the Company, positions he has held since the Company’s formation in 1994. Between 1986 and 1994, he served as President and Chief Executive Officer of JF Hotel Management, Inc. Mr. Fisher holds a B.S. degree in Business Administration from Syracuse University, a J.D. degree from Nova University, and an L.L.M in Taxation from the University of Miami. Mr. Fisher has served on the Company’s Board since September 1994.

THOMAS J. CROCKER, age 53, is Chief Executive Officer and principal investor of Crocker Partners, LLC, a privately held real estate investment company. Mr. Crocker was previously the Chief Executive Officer of CRT Properties, Inc. (formerly known as Koger Equity, Inc.), until its sale in September 2005. CRT Properties, Inc. was a publicly-held real estate investment trust, which owned or had interests in more than 137 office buildings, containing 11.7 million rentable square feet, primarily located in 25 suburban and urban office projects in 12 metropolitan areas in the Southeastern United States, Maryland, and Texas. Prior to joining Koger Equity, Inc. on March 1, 2000, Mr. Crocker was Chairman of the Board and Chief Executive Officer of Crocker Realty Trust, Inc., a privately-held REIT, which owned and operated approximately 6.2 million square feet in 133 office buildings located in six states in the Southeast, plus more than 125 acres of developable land. Previously, Mr. Crocker was Chairman of the Board and Chief Executive Officer of Crocker Realty Trust, Inc., which was an office-based publicly-held REIT in the southeast U.S., from that company’s inception until June 30, 1996, when it merged with Highwoods Properties. Prior to forming Crocker Realty Trust, Inc., Mr. Crocker headed Crocker & Co., a privately-held firm responsible for development, leasing and property management services to approximately 1.7 million square feet of commercial property and 272 residential units. Prior to 1984, Mr. Crocker was a real estate lending officer at Chemical Bank. Mr. Crocker has served on the Company’s Board since February 1997.

Committee:    Corporate Governance (Chair)

ROLF E. RUHFUS, age 62, is Chairman and Chief Executive Officer of LodgeWorks Corporation, a hotel development and management company, which owns the Sierra Suites hotel brand. Mr. Ruhfus also serves as Chairman and Chief Executive Officer of Wichita Consulting Company, L.P., an investment and consulting services company. Previously, Mr. Ruhfus served as the Chairman and Chief Executive Officer of Summerfield Hotel Corporation, a hotel development and management company and former owner of the Summerfield Suites hotel brand, since its founding in 1988 until its sale to Wyndham International, Inc. in 1998. Mr. Ruhfus served as President of the Residence Inn Company from February 1983 through July 1987 (Residence Inn was acquired by Marriott International, Inc. in July 1987). Mr. Ruhfus joined the Residence Inn Company after spending four years as Director of Marketing for VARTA Battery, Europe’s largest battery manufacturer. Prior to this position, he was a management consultant for McKinsey and Company in its Dusseldorf, Germany office. Mr. Ruhfus was a German Air Force Lieutenant, and received a bachelor’s degree from Western Michigan University in 1968. His graduate degrees include a M.B.A. from the Wharton School in 1971 and a Ph.D. in marketing from the University of Muenster in 1974. Mr. Ruhfus is a member of the international chapter of The Young Presidents Organization and serves on the board of several European companies. Mr. Ruhfus has served on the Company’s Board since July 1997.

COMPENSATION OF TRUSTEES

Each non-employee trustee is paid a cash fee of $24,000 per year, plus $1,250 for each Board meeting attended and $500 for each committee meeting attended ($1,000 for the Chair of the committee meeting). If a trustee attends more than one meeting on a day, an attendance fee is paid for each meeting. Each trustee also receives reimbursement of out-of-pocket expenses incurred in connection with meetings of the Board or committees. Each non-employee trustee received restricted Common Shares upon joining the Board. In addition, the lead independent trustee, currently Mr. Berger, also receives an additional cash fee of $12,500 per year, the Audit Committee Chair, currently Mr. Churchey, also receives an additional cash fee of $12,500 per year, and the Compensation Committee Chair, currently Mr. Goldsmith, also receives an additional cash fee of $7,500 per year.

Under the Company’s previous Trustee Share Incentive Plan (“Previous Trustee Plan”), each non-employee trustee who was a member of the Board of Trustees at the time of the initial public offering in 1994 (i.e., Messrs. Berger and Goldsmith) received 12,500 restricted Common Shares, all of which have vested. Under the Previous Trustee Plan, and continuing under the current 2006 Trustee Share Incentive Plan (“Current Trustee Plan”) non-employee trustees joining the Board after the initial public offering receive Common Shares with a fair market value of $75,000, 20% of which vest on the date of grant and 20% of which vest on each of the first four anniversaries of the date of grant, if the trustee is a member of the Board on the applicable vesting date. Messrs. Crocker, DeBoer, Churchey, Ruhfus, and Zemans each received restricted share grants under these provisions when they joined the Board. All of these grants have fully vested, except for those awarded to Mr. Churchey, who joined the Board in February 2004. Each trustee is entitled to receive dividends paid on, and to vote, all such shares, whether vested or unvested.

Under the Previous Trustee Plan, each non-employee trustee who was a member of the Board of Trustees at the time of the initial public offering in 1994 (i.e., Messrs. Berger and Goldsmith) was also granted options to purchase 5,000 Common Shares. Options were granted to the other non-employee trustees on the date that they became trustees, as follows: Mr. DeBoer—options for 3,000 Common Shares; Mr. Crocker—options for 2,000 Common Shares; Mr. Ruhfus—options for 2,000 Common Shares; and Mr. Zemans—options for 2,000 Common Shares. All of the options described above have vested and are fully exercisable. Through 2005, under the Previous Trustee Plan, each non-employee trustee received an immediately exercisable option to acquire 2,000 Common Shares each year. The Current Trustee Plan provided each non-employee trustee with a grant of 3,000 fully vested Common Shares in 2006, and provides that each non-employee trustee will receive a grant of 1,500 fully vested Common Shares in each subsequent year. The Current Trustee Plan reserves 200,000 Common Shares for issuance, and does not provide for the grant of options.

The price per Common Share paid on the exercise of an option granted under the Previous Trustee Plan is the fair market value of a Common Share on the date the option is granted. The exercise price may be paid in cash, a cash equivalent acceptable to the Compensation Committee, Common Shares, or a combination thereof. Vested options can be exercised whether or not the holder is a trustee on the date of exercise. No options for Common Shares may be granted and no Common Shares will be awarded under the Current Trustee Plan after the date of the annual shareholders meeting in 2015. The share authorization, the terms of outstanding options and the number of shares for which options will thereafter be awarded shall be subject to adjustment in the event of a share dividend, share split, combination, reclassification, recapitalization or other similar event. All options and share awards will become fully exercisable and vested on a change of control (as defined in the Trustee Share Incentive Plan), and in the event a trustee ceases to serve on the Board on account of death or disability.

During 2006, the Company did not make any contributions to charitable entities for which a trustee serves as an executive officer.

The following table summarizes total compensation paid to each non-management member of our Board of Trustees by the Company for 2006.

Name	Fees Earned or Paid in Cash	Share Awards(1)	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non-qualified Deferred Compensation Earnings	All Other Compensation	Total
Miles Berger(2)	$51,000	$49,980	—	—	—	—	$100,980
Randall L. Churchey(2)	$49,250	$64,980	—	—	—	$2,464(3)	$116,694
Thomas J. Crocker(2)	$38,000	$49,980	—	—	—	—	$87,980
Jack P. DeBoer(2)	$32,750	$49,980	—	—	—	—	$82,730
C. Gerald Goldsmith(2)	$50,000	$49,980	—	—	—	—	$99,980
Rolf E. Ruhfus(2)	$34,000	$49,980	—	—	—	—	$83,980
Joel F. Zemans(2)	$39,750	$64,980	—	—	—	—	$104,730

(1)

Represents expense recognized by the Company for financial statement reporting purposes in 2006 in accordance with SFAS No. 123R for restricted Common Share awards held by each trustee, which may include amounts from awards granted in and prior to 2006. Please see Note 10 to the financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 for a discussion of share-based compensation expense.

(2)

At December 31, 2006, Mr. Churchey held 3,376 unvested restricted Common Shares. At December 31, 2006, each trustee held options to acquire the following number of Common Shares: Mr. Berger—15,000, with a weighted average strike price of $10.77; Mr. Churchey—4,000, with a weighted average strike price of $10.96; Mr. Crocker—16,000, with a weighted average strike price of $10.06; Mr. DeBoer—15,000, with a weighted average strike price of $9.85; Mr. Goldsmith—15,000, with a weighted average strike price of $10.77; Mr. Ruhfus—12,000, with a weighted average strike price of $9.91; and Mr. Zemans— 10,000, with a weighted average strike price of $9.06.

(3)	Includes dividend payments on unvested restricted Common Shares.

Compensation Committee Interlocks and Insider Participation

Each Compensation Committee member is, in the business judgment of the Board, independent within the meaning of applicable NYSE rules, and no Compensation Committee interlocks exist or existed in 2006.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

March 31, 2007

C. Gerald Goldsmith (Chair)

Miles Berger

Joel F. Zemans

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy and Objectives

The Company is a self-administered real estate investment trust, or REIT, that focuses on acquiring or developing premium-branded upscale extended-stay and select-service hotels, the core of the company’s portfolio; selected full-service hotels; and turn-around opportunities for hotels that operate under or can be converted to the industry’s leading brands. The hotel industry is a highly competitive business that requires qualified executive officers with strong vision, deep experience and complex real estate and financial skills.

The objectives of the Company’s executive compensation program are to:

•	attract and retain highly qualified executive officers,

•	motivate the executive officers to attain the Company’s goals,

•	enable the executive officers to share both in the Company’s risks and rewards,

•	tie the executive officers’ interests to the creation of shareholder value; and

•	compensate the executive officers at a rate determined with reference to the compensation of similarly situated employees of generally comparable companies.

To accomplish these objectives, the Company relies on a compensation strategy that provides executive officers with a mix of (1) fixed compensation and benefits designed to provide ongoing income security and (2) annual and long-term incentives designed to motivate and reward achievement of Company goals and align the interests of the Company’s executive officers with those of its shareholders. We refer in this proxy statement to the four executive officers listed in the Summary Compensation table (on page 20) as the “named executive officers”. Generally, as an officer’s level of responsibility increases, a greater proportion of his total compensation is designed to be dependent upon the Company’s financial performance and share price rather than base salary.

Executive Compensation Program Overview

Named executive officer’s compensation packages generally are comprised primarily of five elements, summarized below:

Element	Description	Function
Base salary	Fixed compensation

Provides competitive base compensation that reflects the responsibilities, experience and performance of each officer and that encourages retention and recruitment by recognizing the salaries of officers with similar responsibilities at similar companies and the competitive market that exists for personnel with similar experience and skill sets

Annual cash bonuses	Variable annual cash bonus	Motivates and rewards for achievement of Company and individual goals
Long-term incentives	1994 Share Incentive Plan

Allows the Company to reward contributions that may not be immediately reflected in quantitative performance measures, but which are important to the Company’s long-term success

Promotes executive retention and closely aligns executives’ and shareholders’ interests, because award value over time is directly linked to the Company’s common share market price

Benefits	Deferred compensation plan, 401(k) plan, health insurance and other benefits	Provides security for executives and their families
Severance arrangements	Employment and severance agreements	Allows the objective evaluation of potential changes to the Company’s strategy and structure

By using some, and in most cases all, of these five elements in setting total compensation of the named executive officers, the Company believes it can provide compensation to the named executive officers in a manner that enables the Company to attain its compensation objectives.

Process for Setting Executive Compensation

The Compensation Committee is responsible for setting the compensation for Mr. Fisher, which includes setting base salary, targets for performance-based compensation and awarding share, option and other grants under the Company’s share incentive plan. Mr. Fisher makes recommendations with respect to the compensation of the other named executive officers which the Compensation Committee ratifies or considers in setting their compensation.

Under its charter, the Compensation Committee has the authority to engage compensation consultants. In 2006, in order to assist it with setting executive officer compensation, the Compensation Committee retained an independent consultant to advise it on market-based compensation structures for the Company’s named executive officers. The independent consultant performed a comprehensive review of current compensation practices adopted at a variety of companies and selected a peer group of companies, including (1) Ashford Hospitality Trust; (2) Boykin Lodging Incorporated; (3) Choice Hotels International; (4) Diamondrock Hospitality Company; (5) Equity Inns, Inc.; (6) Felcor Lodging Trust Incorporated; (7) Gaylord Entertainment Company; (8) Hersha Hospitality Trust; (9) Highland Hospitality Corporation; (10) Interstate Hotels and Resorts, Inc.; (11) LaSalle Hotel Properties; (12) Lodgian, Inc.; (13) MeriStar Hospitality Corporation; (14) Strategic Hotels & Resorts, Inc.; (15) Sunstone Hotel Investors, Inc.; and (16) Winston Hotels, Inc. The Compensation Committee makes recommendations and provides instructions to compensation consultants pertaining to the scope of work to be performed, but does not direct how the work is performed.

The Compensation Committee’s independent consultant prepared, for the Compensation Committee’s review, a summary showing all elements of compensation payable to each of the named executive officers and their peer group counterparts.

Executive Compensation Program Components

Base Salary

Base salary creates a secure base of cash compensation for the named executive officers that is designed to be competitive, reflect the responsibilities, experience and performance of each officer and encourage retention and recruitment. The current base salaries for Messrs. Fisher and Murphy were set in 2005 based on the independent consultant’s recommendations resulting from a previous compensation study. In making those recommendations, the consultant performed a review of peer group compensation in 2005 similar in scope and nature to the review it performed in 2006, referred to above. The Compensation Committee determined to leave Messrs. Fisher’s and Murphy’s base salaries unchanged in 2006. Mr. Craven joined the Company in March 2006, when his base salary was set at $220,000, based on negotiation with Mr. Craven and the results of the consultant’s 2005 review as it related to the Chief Financial Officer position (which at the time was held by another person). Mr. Mielbye joined the Company as senior development executive in April 2005, when Mr. Fisher agreed to set his base salary at $175,000. In August 2006, in connection with a substantial expansion of Mr. Mielbye’s duties to include oversight of the Company’s construction and renovation department, Mr. Mielbye’s salary was increased to $225,000.

In establishing or ratifying the base salaries of the named executive officers, the Compensation Committee considered, in addition to the consultant’s recommendations, (a) the responsibilities of each officer, (b) each officer’s experience, (c) the salaries of officers with similar responsibilities at real estate companies, other REITs in general and other hotel REITs, specifically, (d) the competitive market that exists for personnel with the experience and skill sets of the Company’s officers, and (e) the responsibilities of each officer in light of the size, scope and geographic dispersion of the Company’s asset base.

Annual Cash Bonus

Annual incentive opportunities serve to link executive rewards to the achievement of the Company’s goals. The named executive officers are eligible to earn an annual cash bonus based on corporate and individual goals established each year by the Compensation Committee. Please see the “Employment Arrangements” section that begins on page 25 for more detail on the annual cash bonuses of the named executive officers.

In 2006, the Compensation Committee set corporate goals for purposes of the executive cash bonuses of Messrs. Fisher, Craven, and Murphy of (a) $1.31 per share of adjusted funds from operations (“AFFO”), which would represent a 24% increase in AFFO per share over 2005, and (b) 10% in total return to our shareholders (“Total Return”). The Compensation Committee determined that AFFO per share and Total Return actually achieved for 2006 were $1.25 per share (or 95% of the AFFO per share goal) and 1.44% (or less than 95% of the Total Return goal), respectively. Mr. Fisher earned $112,000 in annual cash bonus due to these results, or approximately 23% of the maximum bonus payable to him for achieving corporate goals. Mr. Murphy earned $30,625 in annual cash bonus due to these results, or approximately 31% of the maximum bonus payable to him for achieving corporate goals. Mr. Craven earned $20,213 in annual cash bonus due to these results (which is a pro rated amount to reflect his March 2006 employment start date), or approximately 31% of the maximum bonus payable to him for achieving corporate goals.

In considering Mr. Fisher’s individual goals for 2006, the Compensation Committee determined to assess the skill and effort put forth by him individually, taking into account the results of the Company, including share price performance, the number and complexity of corporate transactions and similar projects, and industry and general economic conditions. With respect to the individual goals of Messrs. Murphy and Craven, Mr. Fisher recommended and the Compensation Committee approved assessing the same factors applicable to Mr. Fisher.

The Compensation Committee determined that Mr. Fisher had achieved 110% or more of his 2006 individual goals and awarded him an additional $120,000 in annual cash bonus, which was the maximum bonus payable to him related to his individual goals. With respect to Messrs. Murphy and Craven, Mr. Fisher recommended and after deliberation and discussion, the Compensation Committee concurred that Messrs. Murphy and Craven had each achieved 105% of his 2006 individual goals and awarded them an additional $100,000 and $66,000, respectively, in annual cash bonus, which was the maximum bonus payable to each related to his individual goals (for Mr. Craven, this is a prorated amount to reflect his March 2006 employment start date). As a result of the Compensation Committee’s determinations with respect to the corporate results achieved by the Company in 2006 and the individual results achieved by the respective executives in 2006, in each case as compared to the corporate and individual goals described above, Mr. Fisher earned a total of $232,000 in annual cash bonus (or 39% of the maximum cash bonus for which he was eligible), Mr. Murphy earned a total of $130,625 in annual cash bonus (or 65% of the maximum cash bonus for which he was eligible), and Mr. Craven earned a total of $86,213 in annual cash bonus (or 65% of the maximum cash bonus for which he was eligible on a pro rated basis). For 2007 cash bonus purposes, for each of Messrs. Fisher, Craven and Murphy, the Compensation Committee approved (1) a 2007 AFFO per share target of $1.45, which would represent a 16% increase over 2006 AFFO per share, (2) a Total Return target of 10% and (3) individual goals expressed in the same manner as the individual goals approved for them for 2006 (as described above).

Mr. Fisher recommended, and the Compensation Committee approved, a bonus plan for Mr. Mielbye designed to promote the successful expansion of its development activities. Mr. Mielbye’s 2006 annual cash bonus was the sum of payments made under a previous cash bonus plan and his current cash bonus plan. For the period from when he joined the Company in April 2005 until April 2006, Mr. Mielbye was eligible to earn an annual cash bonus in an amount equal to up to 50% of his annual salary. Mr. Mielbye’s cash bonus equaled (i) 25% of the maximum bonus amount if at least one development property was under contract, at least one letter of intent on a development property was executed and at least one development property was identified; (ii) 50% of the maximum bonus amount if at least one development property was under contract, at least one letter of intent on a development property was executed and at least two development properties were identified; (iii) 75% of the maximum bonus amount if at least two development properties were under contract, at least one letter of intent on a development property was executed and at least two development properties were identified; and (iv) 100% of the maximum bonus amount if at least two development properties were under contract, at least two letters of intent on development properties were executed and at least three development properties were identified. Under this plan, Mr. Mielbye received the maximum bonus payment of $87,500 for the period from April 2005 to April 2006, of which approximately 25%, or $21,875, was attributable to work performed in 2006. After April 2006, Mr. Mielbye’s bonus formula changed to the following formula: he receives (a) $15,000 for each new development property under contract, to be paid upon completion of due diligence, and (b) $25,000 for each new zoning approval. There is no limit on the amount of annual cash bonus that Mr. Mielbye can earn under his current annual cash bonus plan. For the period when the current bonus plan was in place, the Company placed one development property under contract and completed substantially all due diligence, and Mr. Mielbye received a cash bonus of $15,000 for that property. For 2006, Mr. Mielbye received cash bonuses totaling $36,875.

Long-Term Incentives

The Compensation Committee seeks to reward long-term performance. The Compensation Committee believes that it is essential to the Company’s compensation program to maintain the flexibility to reward contributions which may not be immediately reflected in quantitative measures, but which are important to the Company’s long-term success. In determining whether to award grants under the 1994 Share Incentive Plan, the Compensation Committee considers:

•	whether and to what extent the grants would further the Company’s compensation goals; and
•	for Messrs. Fisher, Craven, Murphy, and Mielbye, the incentive plans and total compensation of persons holding comparable positions with the Company’s peers.

The Compensation Committee has made non-cash compensation a significant part of most executives’ total compensation package. The Compensation Committee believes that the awards made to date encourage and reward performance by (1) tying the value, or increases in the value, of those awards to the creation of shareholder value and share price appreciation and (2) generally requiring the awards to be held for significant periods of time prior to full vesting. In approving awards, the Compensation Committee considers, among other factors:

•	growth in earnings and shareholder returns;

•	the operating environment;

•	the growth of the Company’s asset base;

•	the scope of an officer’s responsibilities;

•	awards made to executive officers of competitors, peers and other similarly situated companies; and

•	an officer’s efficiency.

For the last several years, the Compensation Committee has awarded executives restricted Common Shares exclusively. The Compensation Committee has not emphasized option awards primarily due to the requirement that REITs distribute substantially all of their income. The Compensation Committee has determined that this distribution requirement generally makes dividends a more significant percentage of total return for REIT shares than they are for other stocks and, therefore, makes REIT shares a stronger employee incentive as compared to options.

In 2005, the consultant recommended and the Compensation Committee approved long-term performance awards to Messrs. Fisher and Murphy, the two longest-tenured senior executives, which would provide additional incentive for them to continue their employment and drive shareholder returns. Please see Note 5 to the Summary Compensation Table on page 20 for more detail on these performance awards. Importantly, the Compensation Committee determined that the awards would have no value unless a significant total return to shareholders was achieved over an extended (three-year) period, and that an incrementally greater compounded total return would be required for the recipients to receive the full amount of the award. Additionally, the Compensation Committee determined that a substantial portion of any Common Shares earned under the performance awards would be subject to additional time-based vesting. The Compensation Committee periodically reviews the potential value of the performance awards to Messrs. Fisher and Murphy.

The Compensation Committee generally intends that significant percentages of most awards will vest in the recipient over time and be subject to forfeiture if the recipient leaves the Company prior to vesting and/or achieving performance goals. The Compensation Committee believes that such awards promote executive retention and closely align executives’ and shareholders’ interests, because their value over time is directly linked to our Common Share market price. While the Committee has focused on long-term incentives, it also recognizes that short-term share incentive compensation can be an important factor in retaining key employees and encouraging share ownership. In recognition of this principle, the Compensation Committee has considered the benefits of dividends that are paid on restricted share awards, which provide additional cash annually to the recipient while the recipient bears the risk of forfeiture until the underlying shares have fully vested.

Mr. Craven was awarded 25,000 restricted Common Shares upon joining the Company on March 31, 2006, which vest in equal installments (25%) on each of the first four anniversaries of the date of the grant. This amount resulted from a negotiation with Mr. Craven, and was the number of shares awarded to the Company’s former Chief Financial Officer in 2005 pursuant to the recommendation of the Compensation Committee’s independent consultant. The former Chief Financial Officer forfeited those shares when he left the Company on March 31, 2006. On March 6, 2006, Mr. Mielbye was awarded 5,000 restricted Common Shares, which vest in equal installments (25%) on each of the first four anniversaries of the date of the grant. Messrs. Fisher and Murphy received no long-term incentive award during 2006.

The independent consultant completed its 2006 Compensation Committee consultation engagement in early 2007. The consultant’s study is referred to above in the second paragraph of this “Process for Setting Executive Compensation” section. The consultant recommended a 2006 long-term compensation award for Mr. Fisher with a value that, when combined with other elements of his 2006 compensation, would place his 2006 total compensation between the 50th and 65th percentiles of the estimated 2006 total compensation of his peer group counterparts. The Compensation Committee, after reviewing Mr. Fisher’s performance and the performance and prospects for the Company, determined that the appropriate percentile was the 65th. For Mr. Craven, the consultant recommended a long-term incentive award with a value that was 10% higher than the award the consultant recommended for the Company’s Chief Financial Officer position in its 2005 study, which was then pro rated to reflect Mr. Craven’s March 2006 employment start date. The consultant’s recommendation placed Mr. Craven’s 2006 total compensation, including a prorated portion of the value of the restricted share award that he received upon joining the Company and when combined with other elements of his 2006 compensation, below the 25th percentile of the estimated total 2006 compensation of his peer group counterparts. For Mr. Murphy, the consultant recommended a long-term incentive award with a value that was 10% higher than the value of the restricted common share award the consultant recommended and the Compensation Committee approved for him in its 2005 study. The consultant’s recommendation placed Mr. Murphy’s 2006 total compensation, when combined with other elements of his 2006 compensation, between the 25th and 50th percentiles of the estimated total 2006 compensation of his peer group counterparts. For Mr. Mielbye, after considering input from Mr. Fisher, the Compensation Committee determined that the appropriate long-term incentive award would place Mr. Mielbye’s total 2006 compensation between the 25th and 50th percentiles of the estimated total 2006 compensation of his peer group counterparts.

In considering the consultant’s long-term incentive award recommendations, the Compensation Committee reviewed the factors it deemed relevant, including but not limited to the value of each executive to the Company, the Company’s performance and prospects, the Company’s investment and asset management approaches and how those approaches (a) compared to certain peer group members and (b) affected the executives’ compensation, the absolute amounts of the proposed awards and the cumulative value of previous awards. The Compensation Committee adopted the consultant’s recommendations, (a) in the case of Mr. Fisher with downward adjustments (1) resulting from including in his and his peer group counterparts’ total compensation amounts dividends paid on equity received in connection with initial public offerings and (2) to reduce the recommended award value by the amount that the 2006 annual cash bonus the consultant assumed he would earn exceeded the cash bonus that he actually earned (Please see “Annual Cash Bonus” section above) and (b) in the case of Mr. Mielbye to reflect his actual 2006 salary and bonus information and with input from Mr. Fisher. The consultant recommended that the long-term incentive awards be made in restricted shares that vest over four years and, accordingly, the Compensation Committee in early 2007 awarded restricted common shares as follows: Mr. Fisher—108,830 (with a value, based on the closing price of the Company’s common shares on the grant date, of $1.75 million); Mr. Craven—20,211 (with a grant date value of $325,000); Mr. Murphy—23,320 (with a grant date value of $375,000); and Mr. Mielbye—12,347 (with a grant date value of $200,000).

The Compensation Committee intends that significant percentages of most awards will vest in the recipient over time and be subject to forfeiture if the recipient leaves the Company prior to vesting and/or achieving performance goals. The Compensation Committee believes that such awards promote executive retention and closely align executives’ and shareholders’ interests, because their value over time is directly linked to our Common Share market price. While the Committee has focused on long-term incentives, it also recognizes that short-term share incentive compensation can be an important factor in retaining key employees and encouraging share ownership. In recognition of this principle, the Compensation Committee has considered the benefits of dividends that are paid on restricted share awards, which provide additional cash annually to the recipient while the recipient bears the risk of forfeiture until the underlying shares have fully vested.

Benefits

Benefits are also established based upon a determination of what is needed to aid in attracting and retaining talent, as well as providing long-term financial security to the Company’s employees and their families. All benefits are reviewed by the Compensation Committee, which evaluates benefit levels based on competitive influences, as well as the cost of the programs to the Company relative to the value to employees. The plans are also reviewed for changes that may be required due to legislative or significant changes in market conditions. The Company’s primary benefits for the named executive officers include participation in the plans or arrangements listed below.

Deferred Compensation. The Company’s deferred compensation plan is a non-qualified plan that permits executive officers to defer salary, bonuses, unvested restricted shares, dividend equivalent payments and non-qualified option gains. Deferred compensation is paid out upon the earliest of age 65, termination of employment or upon a date or the occurrence of an event selected by the executive officer. Salary and bonus deferrals for a year are limited to 25% of an executive’s salary and bonus for the year, subject to a higher limit being set by the Compensation Committee in its discretion. There is no limit on the value of unvested restricted shares that can be deferred. The plan will provide several publicly available investment options that participants can select for their deferred cash benefits (including deferred dividends on deferred shares). Gains or losses on such investments will be credited to the executive officer’s plan account. Deferred share benefits will not be credited with any earnings. The deferred compensation plan is not funded by the Company (although it does pay the administrative costs of the plan), and the Company does not match any participant contributions. Participants have an unsecured contractual commitment by the Company to pay the amounts due under the plan. As of December 31, 2006, the plan included one participant, Mr. Murphy, who previously deferred the receipt of a total of 32,000 restricted Common Shares under the deferred compensation plan.

401(k) Plan. The Company maintains a 401(k) plan with a $0.50 match for each dollar contributed by employees up to a maximum of 6% of pay. The 401(k) plan is available to the named executive officers and all other employees on the same basis.

Miscellaneous Plans or Arrangements. Messrs. Fisher, Murphy and Craven receive other customary benefits including vacation, Company paid life and health insurance (including dental and vision coverage), as well as the right to participate in any other benefits or plans established for any management-level employees. Mr. Mielbye is also eligible to participate in the Company’s life and health insurance plans on the same basis as any other employee. Mr. Craven received a reimbursement of relocation expenses incurred upon joining the Company which the Compensation Committee determined to be reasonable and necessary in order to remain competitive. Mr. Mielbye receives a car allowance which the Compensation Committee determined to be reasonable based on the distance between Mr. Mielbye’s residence and our corporate offices, and the demands of his position.

Share Ownership Guidelines

The Company’s executive officers are not formally required to achieve or maintain any particular level of share ownership in the Company. Mr. Fisher, however, and to significant but lesser degrees Messrs. Craven and Murphy, maintains significant share ownership positions in the Company. In addition to direct ownership of shares, the Company’s 1994 Share Incentive Plan awards officers with shares in the Company for outstanding performance.

Perquisites

The Company provides its executive officers with limited perquisites. Please see Note 6 to the “Summary Compensation Table” on page 20.

Contractual and Severance Agreements

The Company has entered into employment agreements that include “change in control” provisions with Messrs. Fisher and Murphy that are described in the “Employment Arrangements” section that begins on page

25. The Compensation Committee believes it is appropriate for the Company to have employment agreements with Messrs. Fisher and Murphy. In 2006, the Company entered into a severance agreement with Mr. Craven that is described in the “Employment Arrangements” section that begins on page 25.

The Compensation Committee believes that the agreements serve the interests of the Company and its shareholders by ensuring that if a hostile or friendly change of control is ever under consideration, its executives will be able to advise the Board about the potential transaction in the best interests of shareholders, without being unduly influenced by personal considerations, such as fear of the economic consequences of losing their jobs as a result of a change of control. Benefits become available under the agreements only upon a change in control and certain adverse employment developments for the executives such as termination by the Company without cause, termination by the executive for good reason or, in the case of Messrs. Fisher and Murphy, voluntary termination. The Compensation Committee believes that these benefits appropriately protect the legitimate interests of executives in employment security without unduly burdening the Company or shareholder value.

Deductibility of Compensation

With respect to annual compensation of any of the Company’s executive officers that may exceed $1 million in any year, the Compensation Committee will evaluate the limit on tax deductibility of compensation in excess of that amount established under the Omnibus Budget Reconciliation Act of 1993. While the Committee will consider ways to preserve the deductibility of all executive compensation, it will not necessarily limit executive compensation to tax deductible amounts. The 1994 Plan allows for the grant of options and certain cash and share incentive awards that qualify as performance-based compensation, which is exempt from the limit.

Summary Compensation Table

The following table summarizes total compensation paid or earned by each of the named executive officers for 2006.

Name and Principal Position	Salary		Bonus		Share Awards (5)	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation (6)	Total
Jeffrey H. Fisher Chairman, Chief Executive Officer and President	$400,000		$232,000	(2)	$946,107	—	—	—	$54,551	$1,632,658
Dennis M. Craven Chief Financial Officer	$160,769	(1)	$86,213	(3)	$81,000	—	—	—	$90,072	$418,054
Mark A. Murphy General Counsel and Secretary	$250,000		$130,625	(3)	$211,887	—	—	—	$25,619	$618,131
Richard A. Mielbye Senior Vice President of Development	$201,923	(1)	$36,875	(4)	$18,240	—	—	—	$33,266	$290,304

(1)

Mr. Craven received an annual base salary of $220,000 for 2006 which was prorated from his start date of March 31, 2006. Mr. Mielbye’s 2006 annual base salary was increased from $175,000 to $225,000 effective June 9, 2006.

(2)

For Mr. Fisher’s 2006 annual cash bonus, the corporate goals were based (i) 70% upon the attainment of an AFFO per share target for the Company and (ii) 30% upon the attainment of a target Total Return. “AFFO” and “Total Return” are defined on page 15 of this Proxy Statement. Mr. Fisher’s potential bonus award is based 80% on attaining corporate goals and 20% on attaining individual goals. Mr. Fisher’s annual cash bonus equals (i) 50% of annual salary for achieving 95% of his goals, (ii) 75% of annual salary for achieving 100% of his goals, (iii) 100% of annual salary for achieving 105% of his goals and (iv) 150% of annual salary for achieving 110% or more of his goals. The Compensation Committee determined that Mr. Fisher met 110% of his individual goals for 2006, 95% of his AFFO per share goal and did not achieve his 2006 Total Return goal.

(3)

For Mr. Craven’s and Mr. Murphy’s annual cash bonuses, the corporate goals are based (i) 70% upon the attainment of an AFFO per share target for the Company and (ii) 30% upon the attainment of a Total Return goal. Mr. Craven’s and Mr. Murphy’s potential bonus awards are based 50% on attaining corporate goals and 50% on attaining individual goals. Each of Mr. Craven’s and Mr. Murphy’s annual cash bonuses equal (i) 35% of annual salary for achieving 95% of his goals, (ii) 60% of annual salary for achieving 100% of his goals, and (iii) 80% of annual salary for achieving 105% or more of his goals. The Compensation Committee determined that Mr. Craven and Mr. Murphy each met 105% of his individual goals for 2006, 95% of his AFFO per share goal and did not achieve his 2006 Total Return goal. Mr. Craven’s bonus was prorated to reflect his March 2006 employment start date.

(4)

For the period from when he joined the Company in April 2005 until April 2006, Mr. Mielbye was eligible to earn an annual cash bonus in an amount equal to up to 50% of his annual salary based upon the attainment of certain individual goals. Mr. Mielbye’s cash bonus equaled (i) 25% of the maximum bonus amount if at least one development property was under contract, at least one letter of intent on a development property was executed and at least one development property was identified; (ii) 50% of the maximum bonus amount if at least one development property was under contract, at least one letter of intent on a development property was executed and at least two development properties were identified; (iii) 75% of the maximum bonus amount if at least two development properties were under contract, at least one letter of intent on a development property was executed and at least two development properties were identified; and (iv) 100% of the maximum bonus amount if at least two development properties were under contract, at least two letters of intent on development properties were executed and at least three development properties were identified. Based on his achievements in development, Mr. Mielbye received the maximum bonus payment of $87,500 for the period from April 2005 to April 2006 of which approximately 25% or $21,875 was attributable to work performed in 2006. As of May 1, 2006, Mr. Mielbye’s bonus formula changed to the following: he receives (a) $15,000 for each new development property under contract, to be paid upon completion of due diligence, and (b) $25,000 for each new zoning approval. Since the new bonus plan took effect in 2006, one development property was placed under contract and due diligence was completed on the property, and Mr. Mielbye received a $15,000 bonus.

(5)

Represents share-based compensation expense recognized by the Company for financial statement reporting purposes in 2006 in accordance with SFAS No. 123R for share-based compensation awards held by each officer, which may include amounts from awards granted in and prior to 2006.

For Messrs. Fisher and Murphy, these amounts include expense recognized by the Company for financial statement reporting purposes in 2006, in accordance with SFAS No. 123R, for performance share awards. In June 2005, performance awards were granted to (a) Mr. Fisher, which may result in the issuance to him of up to 150,000 restricted Common Shares and up to 225,000 Common Share equivalents (the equivalents may settle in cash) and (b) Mr. Murphy, which may result in the issuance to him of 87,500 restricted Common Shares. Common Shares and equivalents will only be issued under these performance awards if the Company’s compounded annual Total Return exceeds a targeted threshold over a measuring period. The maximum number of shares and equivalents will be issued under the performance awards if the Company’s compounded annual Total Return is 16% or more and no shares or equivalents will be issued under the performance awards if the compounded Total Return is less than 10%. The measuring period ends May 30, 2008 or earlier upon the termination without cause, death or disability of the executive, or a change of control of the Company. Any Common Shares or equivalents issued at the end of the measuring period will vest 50% at issuance and 25% on the first two anniversaries of issuance, or earlier upon the termination without cause, death or disability of the executive, or a change of control of the Company. No dividends or other amounts will be accrued or payable on the performance awards unless and until restricted shares are earned and issued under such awards as described above.

Please see Note 10 to the financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 for a discussion of share-based compensation expense.

(6)

Includes dividends paid on unvested restricted Common Shares. In 2006, unvested restricted Common Shares were held as follows: Mr. Fisher—75,000, of which 18,750 vested on June 1, 2006; Mr. Craven— 25,000; Mr. Murphy—25,000, of which 6,250 vested on June 1, 2006; and Mr. Mielbye—5,000. The following dividend amounts were paid on unvested restricted shares: Mr. Fisher—$43,875; Mr. Craven— $18,250; Mr. Murphy—$15,563; and Mr. Mielbye—$3,650.

Also includes: (a) health insurance premiums paid on behalf of Messrs. Fisher, Murphy, and Craven in the amounts of $6,100, $6,100, and $4,455, respectively; (b) life insurance premiums paid on behalf of Messrs. Fisher, Craven, Murphy, and Mielbye, in the amounts of $826 each; (c) matching contributions under the Company’s 401K match program for the benefit of Messrs. Fisher, Craven, Murphy, and Mielbye, in the amounts of $3,750, $317, $3,130, and $900, respectively; (d) a car allowance paid to Mr. Mielbye in the amount of $7,200; and (e) relocation expenses reimbursed to Mr. Craven in the amount of $66,224.

Equity Compensation Plans

The Company’s employee share incentive plan (the “1994 Plan”) reserves 4,700,000 Common Shares for issuance (a) upon the exercise of incentive share options and non-qualified options or (b) as restricted shares and performance shares. The Company may currently grant up to 2,200,000 restricted shares and performance shares under the 1994 Plan. The 1994 Plan was approved by the Company’s shareholders. As of December 31, 2006, options to acquire 1,298,750 Common Shares had been awarded under the 1994 Plan, and 1,124,138 restricted Common Shares had been awarded under the 1994 Plan.

The Company’s Previous Trustee Plan and Current Trustee Plan are described in the “Compensation of Trustees” section that begins on page 11. The Previous and Current Trustee Plans were approved by the Company’s shareholders. As of December 31, 2006, options to acquire 116,000 Common Shares had been awarded under the Previous Trustees’ Plan, and 96,053 restricted Common Shares were awarded under the Previous and Current Trustee Plans.

The following table provides additional information about the Company’s equity compensation plans described above, as of December 31, 2006.

	Number of Securities to be issued upon exercise of outstanding options, warrants and rights		Weighted- average exercise price of outstanding options, warrants and rights	Number of Securities remaining available for future issuance under equity compensation plans (excluding securities reflected in first column) (1)
Equity Compensation Plans Approved by Shareholders	719,900	(2)	$11.42	2,218,612	(2)(3)
Equity Compensation Plans Not Approved by Shareholders	—		—	—

(1)

Under the 1994 Plan, the Company may grant up to 2,200,000 restricted Common Shares and performance shares. At December 31, 2006, 1,075,862 shares remained available for issuance in the form of restricted or performance shares under the 1994 Plan.

(2)

Includes a reserve for 237,500 common shares that may be issued under outstanding performance share awards. Please see Note 5 to the Summary Compensation Table on page 20 for more detail on the performance share awards.

(3)	Includes remaining authority of 179,000 Common Shares under the Current Trustee Plan.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth certain information with respect to restricted Common Share awards in 2006 to each of the named executive officers. No grants of options were awarded to the named executive officers in 2006.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Share Awards: Number of Shares of Stock or Units		All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Share and Option Awards
		Threshold	T a r g e t	Maximum	Threshold	T a r g e t	Maximum
Jeffrey H. Fisher	—	—	—	—	—	—	—	—		—	—	—
Dennis M. Craven	03/31/06	—	—	—	—	—	—	25,000	(1)	—	—	$423,750	(1)
Mark A. Murphy	—	—	—	—	—	—	—	—		—	—	—
Richard A. Mielbye	03/06/06	—	—	—	—	—	—	5,000	(2)	—	—	$86,400	(2)

(1)

Mr. Craven was awarded 25,000 restricted shares upon commencing employment at the Company on March 31, 2006. These shares vest in equal installments on each of the first four anniversaries of the date of the grant. The grant date fair value of this award was calculated based on the closing price of $16.95 of the Company’s Common Shares on the NYSE on the grant date.

(2)

Mr. Mielbye was awarded 5,000 restricted shares on March 6, 2006. These shares vest in equal installments on each of the first four anniversaries of the date of the grant. The grant date fair value of this award was calculated based on the closing price of $17.28 of the Company’s Common Shares on the NYSE on the grant date.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table includes certain information with respect to the value of all unexercised options and unvested shares previously awarded to the named executive officers and outstanding as of December 31, 2006.

	Option Awards						Share Awards
Name	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price		Option Expiration Date	Number of Shares or Units That Have Not Vested	Market Value of Shares or Units That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
	Exercisable	Unexercisable
Jeffrey H. Fisher	240,000 142,900	—	—	$ $	10.25 13.25	05/05/09 02/06/07	—	—	431,250	(1)	$6,684,375(2)
Dennis M. Craven	—	—	—		—	—	—	—	25,000	(3)	$ 387,500(2)
Mark A. Murphy	—	—	—		—	—	—	—	105,250	(4)	$1,645,875(2)
Richard A. Mielbye	—	—	—		—	—	—	—	5,000	(3)	$ 77,500(2)

(1)

Includes 56,250 restricted Common Shares, which will vest in equal installments on June 1 of each of 2007-2009. Also includes 375,000 Common Shares or equivalents that may be issued under outstanding performance share awards. Please see Note 5 to the Summary Compensation Table on page 20 for more detail on the performance share awards.

(2)	These values were computed by multiplying the closing price of $15.50 of the Company’s Common Shares on the NYSE as of December 29, 2006 by the indicated number of shares.
(3)	These restricted Common Shares will vest in equal installments on each of the following dates: for Mr. Craven, March 31, 2007-2010, and for Mr. Mielbye, March 6, 2007—2010.
(4)

Includes 18,750 restricted Common Shares, which will vest in equal installments on June 1 of each of 2007-2009. Also includes 87,500 Common Shares that may be issued under outstanding performance share awards. Please see Note 5 to the Summary Compensation Table on page 20 for more detail on the performance share awards.

OPTION EXERCISES AND SHARES VESTED

The following table includes certain information with respect to the value realized by named executive officers on options that were exercised and restricted Common Shares that vested in 2006.

	Option Awards		Share Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting		Value Realized on Vesting
Jeffrey H. Fisher	615,600	$2,091,123	53,750	(1)	$864,125	(1)
Dennis M. Craven	—	—	—		—
Mark A. Murphy	—	—	6,250	(2)	$101,375	(2)
Richard A. Mielbye	—	—	—		—

(1)

In June 2003, Mr. Fisher received a grant of 105,000 restricted Common Shares, 35,000 shares of which vested on January 1, 2006. The shares that vested January 1, 2006 were valued at $560,000 based on a closing price of $16.00 of the Company’s Common Shares on the NYSE on December 30, 2005. In June 2005, Mr. Fisher received a grant of 75,000 restricted Common Shares, 18,750 shares of which vested on June 1, 2006. The shares that vested June 1, 2006 were valued at $304,125 based on the closing price of the Company’s Common Shares of $16.22 on the NYSE on June 1, 2006.

(2)

In June 2005, Mr. Murphy received a grant of 25,000 restricted Common Shares, 6,250 shares of which vested on June 1, 2006. The shares that vested June 1, 2006 were valued at $101,375 based on the closing price of the Company’s Common Shares of $16.22 on the NYSE on June 1, 2006.

Pension Benefits

The Company does not currently offer a pension plan to its executives.

Nonqualified Deferred Compensation

The Company maintains a deferred compensation plan that is available only to trustees and executive officers, under which a participant may defer up to 25% of his annual compensation, although the Compensation Committee may, in its discretion, approve a higher percentage. The Company makes no matching contributions to the deferred compensation plan, but does pay for its administrative cost. Persons deferring the vesting of restricted Common Shares under the deferred compensation plan may elect, rather than to defer receipt of dividends paid on deferred shares, to receive from the Company a taxable payment equal to the dividends paid on such shares. Mr. Murphy has deferred receipt of a total of 32,000 restricted Common Shares under the deferred compensation plan. Mr. Murphy has elected to receive from the Company a taxable payment equal to the dividends paid on such shares. No other executive or trustee has made any deferments under the plan.

Employment Arrangements

Jeffrey H. Fisher. The Company has entered into an employment agreement with Mr. Fisher, which continues until May 31, 2008 and renews for one-year terms thereafter unless terminated by written notice delivered at least 30 days before the end of the then-current term. The employment agreement provides for an annual base salary to Mr. Fisher of $400,000, subject to increase in the discretion of the Board’s Compensation Committee.

Mr. Fisher is eligible to earn an annual cash bonus in an amount equal to up to 150% of annual salary. These cash bonuses will be based upon the attainment of certain individual and corporate goals. The goals for Mr. Fisher will be determined each year by the Board’s Compensation Committee. The corporate goals will be based (i) 70% upon the attainment of an AFFO per share target for the Company and (ii) 30% upon the attainment of a Total Return goal. “AFFO” and “Total Return” are defined on page 15 of this Proxy Statement. Mr. Fisher’s potential bonus award will be based 80% on attaining corporate goals and 20% on attaining individual goals. Mr. Fisher’s annual cash bonus will equal (i) 50% of annual salary for achieving 95% of his goals, (ii) 75% of annual salary for achieving 100% of his goals, (iii) 100% of annual salary for achieving 105% of his goals and (iv) 150% of annual salary for achieving 110% or more of his goals.

Mr. Fisher’s employment agreement entitles him to customary fringe benefits, including vacation, Company paid life and health insurance, as well as the right to participate in any other benefits or plans established for any management-level employees. The Company maintains a 401(k) plan with a $0.50 match for each dollar contributed by employees up to a maximum of 6% of pay. The Company also maintains health insurance and other benefits generally available to all employees. The Company also maintains a deferred compensation plan that is available only to trustees and executive officers, under which a participant may defer up to 25% of his annual compensation, although the Compensation Committee may, in its discretion, approve a higher percentage. The Company makes no matching contributions to the deferred compensation plan, but does pay for its administrative cost. Persons deferring the vesting of restricted Common Shares under the deferred compensation plan may elect, rather than to defer receipt of dividends paid on deferred shares, to receive from the Company a taxable payment equal to the dividends paid on such shares.

Mr. Fisher’s employment agreement permits the Company to terminate him for ‘cause’, without incurring any severance obligation. The agreement defines ‘cause’ as (a) a failure to perform a material duty, a material breach of an employment or severance agreement obligation, or a breach of a material written policy or a breach of Mr. Fisher’s covenant not to compete, in all cases other than by reason of mental or physical illness or injury, in each case which is not cured within 30 days after written notice, (b) conviction of, or plea of nolo contendre to, a felony or crime involving moral turpitude or (c) an act or failure to act which in either case constitutes fraud involving assets of the Company, dishonesty involving assets of the Company or that is significantly detrimental to the business reputation of the Company.

Mr. Fisher’s employment agreement provides for certain severance payments in the event of death or disability, upon termination by the Company other than for ‘cause’ or upon his resignation for ‘good reason’. The agreement defines ‘good reason’ as (i) the Company’s material breach of the terms of the employment or severance agreement or a direction from the Board that he act or refrain from acting which in either case would be unlawful or contrary to a material and written Company policy, in each case that is not cured within 30 days after written notice, (ii) a demotion, a material diminution in duties, functions and responsibilities without his consent or the Company preventing him from fulfilling or exercising his duties, functions and responsibilities without his consent, (iii) a reduction in his annual salary or bonus opportunity or (iv) a requirement to relocate more than 30 miles from the Company’s current principal office without his consent. In any such event, Mr. Fisher’s employment agreement provides for the payment to him of an amount equal to (1) 300% of his then-current annual salary, plus (2) 300% of the greater of (x) his average annual bonus for the three most recently ended fiscal years and (y) his annual bonus for the most recently ended fiscal year, plus (3) a pro rated bonus for the then-current fiscal year based on his annual bonus for the most recently ended fiscal year, plus (4) plus any other unvested, accrued or deferred compensation.

Mr. Fisher’s employment agreement provides for severance payments under certain circumstances upon termination of employment in connection with a “change of control” of the Company. If either the Company or Mr. Fisher terminates his employment for any reason within six months before or 18 months after a change of control, Mr. Fisher’s employment agreement provides that he would receive payments substantially equivalent to amounts payable to him upon death or disability, termination by the Company in breach of the agreement (i.e., other than for ‘cause’) or upon his resignation for ‘good reason’, as described above. The Company is also responsible for any excise taxes on “excess parachute payments” that may result from such payments. Mr. Fisher’s employment agreement defines a “change of control” as (a) a person (together with his affiliates) becoming, or entering into an agreement to become, the owner of 50% of more of the Company’s voting shares (other than as a result of a Company share buy-back or share consolidation), (b) the Company transfers 50% or more of its total assets, (c) the Company merges or consolidates, except where Company shareholders immediately before the transaction own 50% or more of the outstanding securities of the surviving entity, (d) the date members of the Board on the effective date of the agreement cease to constitute a majority of the Board or (e) a complete liquidation or dissolution of the Company.

Mr. Fisher owns Innkeepers Hospitality Management, Inc. (the “IH Manager”), the entity that manages substantially all of our hotels pursuant to management agreements with our taxable REIT subsidiaries. In order to permit the IH Manager to qualify as an ‘eligible independent contractor’ as required by applicable tax law, Mr. Fisher’s employment agreement permits him to be the principal owner and serve as a director of entities engaged in the hotel management business, and to devote business time to those companies, provided that (i) such activities do not interfere with the performance of his duties to the Company and (ii) he does not serve as an officer or employee of, or receive compensation for service as a director of, any such entity providing hotel management services to the Company or its affiliates.

The Company has also entered into a Covenant Not to Compete (“Non Compete”) with Mr. Fisher that restricts Mr. Fisher’s ability to conduct hotel development activity independently or through affiliated entities. The Non Compete terminates one (1) year after the occurrence of both (a) Mr. Fisher ceasing to be a director, trustee, officer or employee of the Company and (b) Mr. Fisher no longer owning any material financial interest in any affiliated hotel management company managing any of the Company’s hotels; provided that if Mr. Fisher is terminated without cause, such one (1) year period shall be reduced to six (6) months.

Mark A. Murphy. The Company has entered into an employment agreement with Mr. Murphy, which continues until May 31, 2008 and renews for one-year terms thereafter unless terminated by written notice delivered at least 30 days before the end of the then-current term. The employment agreement provides for an annual base salary to Mr. Murphy of $250,000, subject to increase in the discretion of the Board’s Compensation Committee. Mr. Murphy’s employment agreement entitles him to fringe benefits substantially similar to those afforded to Mr. Fisher, as described above.

Mr. Murphy is eligible to earn an annual cash bonus in an amount equal to up to 80% of annual salary. These cash bonuses will be based upon the attainment of certain individual and corporate goals. The corporate goals for Mr. Murphy will be determined by the Board’s Compensation Committee and his individual goals will be determined by Mr. Fisher after consultation with the Compensation Committee. The corporate goals will be based (i) 70% upon the attainment of an AFFO per share target for the Company and (ii) 30% upon the attainment of a Total Return goal. Mr. Murphy’s potential bonus award will be based 50% on attaining corporate goals and 50% on attaining individual goals. Mr. Murphy’s cash bonus will equal (i) 35% of annual salary for achieving 95% of his goals, (ii) 60% of annual salary for achieving 100% of his goals, and (iii) 80% of annual salary for achieving 105% or more of his goals.

Mr. Murphy’s employment agreement permits the Company to terminate him for ‘cause’, without incurring any severance obligation. The definition of ‘cause’ in Mr. Murphy’s employment agreement is the same as in Mr. Fisher’s employment agreement, as described above. Mr. Murphy’s employment agreement provides for certain severance payments in the event of death or disability, upon termination by the Company other than for ‘cause’ or upon his resignation for ‘good reason’. The definition of ‘good reason’ in Mr. Murphy’s employment agreement is the same as in Mr. Fisher’s employment agreement, as described above. In any such event, Mr. Murphy’s employment agreement provides for the payment to him of an amount equal to (1) 150% of his then-current annual salary, plus (2) 150% of (x) his average annual bonus for the three most recently ended fiscal years and (y) his annual bonus for the most recently ended fiscal year, plus (3) a pro rated bonus for the then-current fiscal year based on his annual bonus for the most recently ended fiscal year, plus (4) plus any other unvested, accrued or deferred compensation.

Mr. Murphy’s employment agreement also provides for severance payments under certain circumstances upon termination of employment in connection with a “change of control” of the Company. If either the Company or Mr. Murphy terminates his employment for any reason within six months before or 18 months after a change of control, Mr. Murphy’s employment agreement provides that he would receive (1) 250% of his annual salary, plus (2) 150% of the greater of (x) his average annual bonus for the three most recently ended fiscal years and (y) his annual bonus for the most recently ended fiscal year, plus (3) a pro rated bonus for the then-current fiscal year based on his annual bonus for the most recently ended fiscal year, plus (4) plus any other unvested, accrued or deferred compensation. The Company is also responsible for any excise taxes on “excess parachute payments” that may result from such change of control payments. The definition of “change of control” in Mr. Murphy’s employment agreement is the same as in Mr. Fisher’s employment agreement, as described above.

Dennis M. Craven. Mr. Craven receives an annual base salary of $220,000 (prorated from his start date of March 31, 2006 for 2006), subject to modification in the discretion of the Board’s Compensation Committee. Mr. Craven is also eligible to earn an annual cash bonus in an amount equal to up to 80% of his annual salary. These cash bonuses will be based upon the attainment of certain individual and corporate goals according to the same formula used to calculate Mr. Murphy’s cash bonus. Mr. Craven is also entitled to fringe benefits substantially similar to those afforded to Mr. Fisher as described above.

The Company has entered into a severance agreement with Mr. Craven. Mr. Craven’s severance agreement permits the Company to terminate him for ‘cause’, without incurring any severance obligation. The definition of ‘cause’ in Mr. Craven’s severance agreement is the same as the definition of ‘cause’ in the employment agreement of Mr. Fisher, as described above.

Mr. Craven’s severance agreement provides for certain severance payments in the event of death or disability, upon termination by the Company other than for ‘cause’ or upon his resignation for ‘good reason’. The definition of ‘good reason’ in Mr. Craven’s severance agreement is the same as the definition of ‘good reason’ in the employment agreement of Mr. Fisher, as described above. In any such event, Mr. Craven would be entitled to severance benefits equal to (a) 50% of his annual salary if the termination occurs on or before the first anniversary of his employment with the Company (which commenced in March 2006); (b) 100% of his annual salary if the termination occurs between his first and second anniversaries; or (c) 150% of his annual salary if the termination occurs after his second anniversary.

Mr. Craven’s severance agreement also provides for severance payments under certain circumstances upon termination of employment in connection with a ‘change of control’ of the Company. The severance agreement provides that if, within 18 months after a change of control, the Company terminated Mr. Craven for any reason other than for cause or Mr. Craven terminates his employment for good reason, he would receive (a) 150 % of (1) his then-current annual salary, plus (2) the greater of (x) his average annual bonus for the three most recently ended fiscal years and (y) his annual bonus for the most recently ended fiscal year, plus (b) any other unvested, accrued or deferred compensation. The Company also will be responsible for any excise taxes on “excess parachute payments” resulting from such change of control payments. Mr. Craven’s severance agreement defines ‘change of control’ as (a) the Company becoming a direct or indirect subsidiary of, or merging or consolidating with or into, an entity not controlled by the Company or its shareholders immediately after the transaction, (b) a transaction after which 51% or more of the voting power of shares of the Company are not held by Company shareholders immediately before the transaction, (c) a transfer of substantially all of the Company’s assets, in one transaction or a series of related transactions, to one or more persons not controlled by the Company or its shareholders at the time of the transaction, or (d) the individuals who, as of the date of the severance agreement, cease for any reason to constitute a majority of the members of the Board.

Richard A. Mielbye. Mr. Mielbye receives an annual base salary of $225,000, subject to modification in the discretion of the Board’s Compensation Committee. Mr. Mielbye is also eligible to earn an annual cash bonus equal to (i) $15,000 for each new development property under contract, to be paid upon completion of due diligence, and (ii) $25,000 for each new zoning approval. Mr. Mielbye also receives a monthly car allowance of $600.

Executive Officers

Information on our executive officers is set forth below.

Jeffrey H. Fisher is the Company’s Chairman of the Board, Chief Executive Officer and President. For additional information about Mr. Fisher, please see page 10.

Dennis M. Craven, age 35, is the Company’s Chief Financial Officer, a position he has held since March 31, 2006. Prior to joining the Company, Mr. Craven was a principal in Addison Capital Advisors in Memphis, Tenn., an investment firm specializing in strategic planning, investment analysis and equity and debt financing for start-up and early stage companies. Prior to that, he was senior vice president and chief accounting officer of Independent Bank in Memphis, where he specialized in corporate financial planning and analysis. Previously, he served as vice president and chief accounting officer for RFS Hotel Investors, a NYSE-listed REIT acquired in 2003 by CNL Hotels & Resorts. He began his career at PricewaterhouseCoopers where he rose to the level of senior manager.

Mark A. Murphy, age 45, is the Company’s General Counsel and Secretary, a position he has held since April 1997. Prior to joining the Company, Mr. Murphy was an attorney at the law firm of Hunton & Williams LLP.

Richard A. Mielbye, age 45, is the Company’s Senior Vice President of Development, a position he has held since August 2006. Prior to that, Mr. Mielbye was Vice President, Real Estate since April 2005. Prior to joining the Company, Mr. Mielbye was Director of Real Estate of Shaw’s Supermarket in Bridgewater, MA since June 2003. Prior to that, he was a Real Estate Manager for Extended Stay America since May 2001. Previously he was a Regional Vice President for Marriott Senior Living in Bethesda, MD.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

The table below reflects the amount of compensation to be paid to each of the named executive officers in the event of certain qualifying terminations of such executive’s employment. The amounts shown are based on an assumed termination date of December 31, 2006, and are estimates of the amounts which would be paid out to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company. The table also assumes that the event of termination is a qualifying event as defined by the terms of an executive’s applicable employment agreement, severance agreement, or share and option award agreements. Please see the “Employment Arrangements” section that begins on page 25 for more detail on the terms of the employment and severance agreements.

Name and Principal Position	Termination Payment(1)	Accelerated Vesting of Restricted Shares(2)	Accelerated Vesting of Performance Share Awards(3)	Indemnification for Excise Tax Imposed on Excess Parachute Payment(4)	Total
Jeffrey H. Fisher	$2,295,000	$871,875	$5,812,500	$3,268,867	$12,248,242
Dennis M. Craven	$502,425	$387,500	—	$195,382	$1,085,307
Mark A. Murphy	$840,313	$290,625	$1,356,250	$917,281	$3,404,469
Richard A. Mielbye	—	$77,500	—	—	$77,500

(1)

Messrs. Fisher, Craven, and Murphy have agreements with the Company providing for termination payments. Pursuant to the terms of these agreements, upon the executive’s death, disability, termination without cause or resignation with good reason, or upon a separation in connection with a change of control of the Company, (a) Mr. Fisher receives 300% of his annual base salary as of his termination or separation date plus 300% of the average of his prior three years bonuses, (b) Mr. Craven receives 150% of his annual base salary as of his termination or separation date plus 150% of the average of his prior three years bonuses, and (c) Mr. Murphy receives 250% of his annual base salary as of his termination or separation date plus 150% of the average of his prior three years bonuses. Please see the “Employment Arrangements” section that begins on page 25 for more detail on the terms of these agreements.

(2)

The closing price of the Company’s Common Shares on the NYSE on December 29, 2006 of $15.50 is multiplied by the number of unvested shares held by each executive as of that date. As of December 31, 2006, unvested restricted Common Shares were held as follows: Mr. Fisher—56,250; Mr. Craven—25,000; Mr. Murphy—18,750; and Mr. Mielbye—5,000. Each restricted share award provides for the accelerated vesting of shares in the event of termination of employment due to death, disability, or termination without cause, upon resignation for good reason, or upon a change in control of the Company.

(3)

Please see Note 5 to the Summary Compensation Table on page 20 for more detail on these performance share awards. The measuring period would end early upon a termination without cause or resignation with good reason or upon a separation in connection with a change of control of the Company. If the measuring period had ended on December 31, 2006, the maximum award would have been earned.

(4)

Pursuant to the terms of the employment or severance agreements of Messrs. Fisher, Craven, and Murphy, the Company pays any excise taxes on “excess parachute payments” that may result from such change of control payments. Please see the “Employment Arrangements” section that begins on page 25 for more detail on the terms of the employment and severance agreements.

OWNERSHIP OF THE COMPANY’S COMMON SHARES

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth Common Share ownership information, as of February 1, 2007, regarding (a) each trustee, (b) each executive officer, (c) all trustees and executive officers as a group and (d) each person known to the Company that beneficially owns 5.0% or more of the Company’s outstanding Common Shares. Unless otherwise indicated, the shares are owned directly and the indicated person has sole voting and investment power. The address for each individual listed below is c/o Innkeepers USA Trust, 340 Royal Poinciana Way, Suite 306, Palm Beach, FL 33480.

	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP (1)	PERCENT OF CLASS (1)
Jeffrey H. Fisher	1,920,602(2)	4.0%
Dennis M. Craven	26,000(3)	*
Mark A. Murphy	207,375(4)	*
Richard A. Mielbye	5,000(5)	*
Miles Berger	30,500(6)	*
Randall L. Churchey	15,437(7)	*
Thomas J. Crocker	24,660(8)	*
Jack P. DeBoer	37,348(9)	*
C. Gerald Goldsmith	30,500(6)	*
Rolf E. Ruhfus	70,376(10)	*
Joel F. Zemans	24,402(11)	*

The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	2,820,558(12)	6.0%

Barclays Global Investors, NA 45 Fremont Street San Francisco, CA 94105	3,105,524(13)	6.6%

JP Morgan Chase & Co. 270 Park Ave., 39th Floor New York, NY 10017	4,501,295(14)	9.5%

All trustees and executive officers as a group (12 persons)	2,392,200(2)-(11)	4.9%

*	Represents less than 1% of the outstanding Common Shares.
(1)

For each named person, assumes that (a) all units of limited partnership interest in the Partnership (“Units”) held by the named person are redeemed for Common Shares, (b) the named person exercised all options to acquire Common Shares held by him which are currently exercisable or which become exercisable on or before April 1, 2007 (without regard to whether the options were or are in-the-money) and (c) shares deferred under the Executive Deferred Compensation Plan are beneficially owned for purposes of this table. The total number of Common Shares used in calculating the percent of class owned by each named person assumes that none of (x) the Units held by other persons are redeemed and (y) the options held by other persons are exercised. Outstanding Units may be tendered for redemption by the limited partners on a one-for-one basis for Common Shares, or at the election of the Company an equivalent amount of cash (“Redemption Rights”). Restricted shares typically are subject to a vesting schedule, and unvested restricted shares are generally subject to forfeiture if the owner ceases employment with, or to serve as a trustee of, the Company. Restricted shares, whether vested or unvested, are included in the totals for each named officer and trustee.

(2)

Includes (A) 56,250 unvested restricted Common Shares, (B) 413,595 Common Shares issuable upon exercise of Redemption Rights and (C) 382,900 Common Shares issuable upon the exercise of options. Mr. Fisher disclaims beneficial ownership of 37,182 Common Shares issuable upon exercise of Redemption Rights, which relate to interests held by persons who are not affiliates of Mr. Fisher in entities he controls. Also includes 375,000 Common Shares or equivalents that may be issued to Mr. Fisher under performance awards granted to him in 2005, which will be issued if the Company achieves certain performance thresholds over a specified measuring period. See Note 5 to the Summary Compensation Table on page 20 for more detail on these performance awards. A total of 730,807 Common Shares and 161,540 Units are pledged to secure repayment of loans from unaffiliated lenders.

(3)	Includes 25,000 unvested restricted Common Shares.
(4)

Includes 18,750 unvested restricted Common Shares and 32,000 Common Shares deferred under the Company’s Executive Deferred Compensation Plan. Mr. Murphy is not entitled to vote shares held by the deferred compensation plan, but the Company pays an amount equal to the dividends that would otherwise be payable on such shares, which Mr. Murphy can elect to defer or receive when paid. Also includes 87,500 Common Shares that may be issued to Mr. Murphy under performance awards granted to him in 2005, if the Company achieves certain performance thresholds over a specified measuring period. Please see Note 5 to the Summary Compensation Table on page 20 for more detail on these performance awards.

(5)	Includes 5,000 unvested restricted Common Shares.
(6)	Includes 15,000 Common Shares issuable upon the exercise of options.
(7)	Includes 3,376 unvested restricted Common Shares and 4,000 Common Shares issuable upon the exercise of options.
(8)	Includes 16,000 Common Shares issuable upon the exercise of options.
(9)	Includes 15,000 Common Shares issuable upon the exercise of options.
(10)	Includes 27,276 Common Shares issuable upon the exercise of Redemption Rights and 12,000 Common Shares issuable upon the exercise of options.
(11)	Includes 10,000 Common Shares issuable upon the exercise of options. Does not include 1,000 Series C Preferred Shares owned by Mr. Zemans.
(12)

Based on information contained in a Schedule 13-G/A dated February 14, 2007, and filed with the SEC by The Vanguard Group, Inc. The Schedule 13G states that The Vanguard Group, Inc. beneficially owns and has the sole dispositive power with respect to the 2,820,558 shares.

(13)

Based on information contained in a Schedule 13G dated January 31, 2007 and filed with the SEC by Barclays Global Investors, NA (and its affiliates). The Schedule 13G states that the shares reported are held in trust accounts for the economic benefit of the beneficiaries of those accounts.

(14)

Based on information contained in a Schedule 13G/A dated February 5, 2007 and filed with the SEC by JP Morgan Chase & Co. The Schedule 13G states that (A) JP Morgan Chase & Co. is the beneficial owner of the Common Shares on behalf of other persons known to have one or more of the following: (i) the right to receive dividends; (ii) the power to direct the receipt of dividends; (iii) the right to receive the sale proceeds; and (iv) the right to direct the receipt of sale proceeds; and (B) no such person is known to have an interest in more than 5% of the Common Shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Under federal securities laws, the Company’s trustees and executive officers, and any persons beneficially owning more than ten percent (10%) of a registered class of the Company’s equity securities, are required to report their ownership of Common Shares and any changes in that ownership to the SEC. These persons are also required by SEC regulations to furnish the Company with copies of these reports. Specific due dates for these reports have been established, and the Company is required to report in the Proxy Statement any failure to timely file such reports by those due dates during the 2006 fiscal year. Based on information available to the Company, the Company believes that all required filings for executive officers and trustees in 2006 were timely made.

AUDIT COMMITTEE REPORT

The Audit Committee is composed of three trustees who are independent as determined by the Board of Trustees, in its business judgment, under the rules of the New York Stock Exchange and the Securities and Exchange Commission. The Audit Committee operates under a written charter adopted by the Board of Trustees. The members of the Audit Committee are Randall L. Churchey (Chair), Miles Berger and Joel F. Zemans. The Audit Committee appointed, and the Board of Trustees ratified, the selection of the Company’s independent registered certified public accounting firm, PricewaterhouseCoopers LLP.

Management is responsible for the Company’s internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes, to monitor the Company’s compliance with legal requirements and to monitor the independence and performance of the Company’s auditors.

The Audit Committee has met with management and the independent registered certified public accounting firm, PricewaterhouseCoopers LLP. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the audited consolidated financial statements with management and PricewaterhouseCoopers LLP, both together and separately. The Audit Committee discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as modified or supplemented.

PricewaterhouseCoopers LLP also provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as modified or supplemented, and the Audit Committee discussed with PricewaterhouseCoopers LLP that firm’s independence.

Based upon the Audit Committee’s discussion with management and PricewaterhouseCoopers LLP and the Audit Committee’s review of the audited consolidated financial statements, the representations of management and the written disclosures and the letter of PricewaterhouseCoopers LLP to the Audit Committee, the Audit Committee recommended that the Board of Trustees include the Company’s audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 to be filed with the Securities and Exchange Commission.

The Audit Committee charter provides that:

•

the Committee is directly responsible for the appointment, compensation, and oversight of the work of the Company’s independent auditor, that the independent auditor reports directly to the Committee, and that the Committee retains and may terminate the services of the independent auditor;

•	the Committee must approve in advance all audit engagement fees and terms, and all audit and non-audit services to be provided by the independent auditor;

•

the Committee must establish procedures for the handling of complaints regarding accounting, internal controls, or auditing matters and for the confidential, anonymous submission of concerns by employees regarding accounting and auditing matters;

•	the Committee must establish policies and procedures for the engagement of the outside auditor to perform non-audit services, including pre-approval of all non-audit services;

•	the Committee will review and discuss the adequacy and effectiveness of “disclosure controls and procedures” in addition to other internal controls already reviewed by the Committee; and

•	the Committee has the authority and funding to engage accountants, lawyers and other advisers and experts as it deems necessary.

The Committee’s responsibilities include obtaining and reviewing, at least annually, a report by the outside auditor describing the outside auditor’s internal quality-control procedures, any issues raised by the most recent internal quality-control review, or peer review, of the outside auditor, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, with respect to independent audits carried out by the outside auditor, and any steps taken to deal with any such issues; and the Committee’s responsibilities include establishing clear hiring policies for employees or former employees of the Company’s outside auditor.

A copy of the Audit Committee charter is posted on the Company’s website at www.innkeepersusa.com and attached to this Proxy Statement as Exhibit A. The above summary of the Audit Committee charter is qualified by reference to the complete charter, which should be read in its entirety.

The Audit Committee recommended, and the Board approved, a procedure for the confidential submission, receipt, retention and treatment of concerns and complaints regarding the Company’s accounting or auditing practices. The Company has contracted with an independent company to establish and maintain, and has widely disseminated the existence and availability of, a seven-day-a-week, twenty-four-hour-a-day toll-free telephone number and website for complaints and concerns regarding accounting or auditing practices. The General Counsel will promptly conduct an initial screening of any such complaint or concern to assess its legitimacy and significance and determine whether to (i) report the complaint or concern to the Chairman of the Audit Committee, (ii) investigate further, or (iii) close the file. Further investigation would involve consulting appropriate senior management not implicated in the complaint or concern and may involve consulting the Company’s outside counsel and independent auditors. Information on the complaint or concern will be maintained in a confidential file for at least seven years. The Company shall take all appropriate steps to prevent retaliation against any individual because that person submitted a complaint or concern. The General Counsel shall provide to the Audit Committee a quarterly report of all complaints and concerns received and their status. Where a complaint or concern (i) relates to accounting, internal accounting controls or auditing matters or (ii) alleges or otherwise suggests the existence of (a) material inaccuracies in financial reporting, (b) fraud or other intentional misconduct with respect to accounting, auditing or internal control over financial reporting or (c) material non-compliance with applicable law, the General Counsel shall promptly report the complaint or concern directly to the Chairman of the Audit Committee. Other complaints and concerns will generally be reported to the Audit Committee at the next regularly scheduled Audit Committee meeting. The Audit Committee will from time to time report to the Board the status of pending investigations and a summary of complaints and concerns during the reporting period.

The foregoing has been furnished by the members of the Audit Committee for the year ended December 31, 2006.

AUDIT COMMITTEE

Randall L. Churchey (Chair)
Miles Berger
Joel F. Zemans

The foregoing Audit Committee Report shall not be deemed to be incorporated by reference into any of the Company’s filings with the SEC, except as specified by the Company in any such filing.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Company has engaged in certain transactions with Mr. Fisher and certain trustees. The disinterested trustees approved such transactions and the Chair of the Audit Committee regularly reviews and reports on such transactions to the Audit Committee or the disinterested trustees.

Jeffrey H. Fisher. Jeffrey H. Fisher is our Chairman of the Board, Chief Executive Officer and President. Affiliates of Mr. Fisher contributed hotels to us on a favorable tax basis in connection with our initial public offering in 1994. The sale, refinancing or prepayment of indebtedness secured by those hotels may trigger adverse tax consequences to Mr. Fisher. Conflicts of interest, therefore, exist between us and Mr. Fisher regarding any transaction involving those hotels that could trigger adverse tax consequences to Mr. Fisher or his affiliates.

The IH Manager. Substantially all of our hotels are managed by Innkeepers Hospitality Management, Inc. (the “IH Manager”), which is owned by Mr. Fisher. In 2006, we paid the IH Manager management and accounting fees of approximately $9.2 million.

Each of our management agreements with the IH Manager has an initial term of 10 years and may be renewed for two, five-year periods at the option of the IH Manager. The management agreements provide for a base management fee of 3% of gross revenues, an accounting fee of $750 per month per hotel and an incentive management fee equal to 50% of hotel available cash flow. Hotel available cash flow is, generally, gross hotel revenues less (a) hotel operating expenses, including franchise fees, (b) the base management and accounting services fees and (c) base and percentage rent paid by our ‘taxable REIT subsidiary’ lessees (“TRS”) to us. Under these management agreements, the IH Manager is not responsible for any losses incurred by the TRSs (from hotel operations or otherwise). The management agreements provide generally for a termination fee to be paid to the IH Manager upon certain terminations of a management agreement, including in connection with the sale of the related hotel. The termination fee is the fair market value of the management contract for the remainder of the then-current term. The cumulative amount of unpaid termination fees payable to the IH Manager at any time will be netted against the fair market value of additional management contracts awarded to the IH Manager by the Company, and the Company will pay to the IH Manager any net amount due to the IH Manager that has been outstanding for more than 365 days. To date, no termination fees have been paid to the IH Manager.

Because Mr. Fisher is our Chief Executive Officer, President and Chairman of the Board of Trustees, and controls the IH Manager, conflicts of interest do or may exist between Mr. Fisher and us regarding (a) enforcement of the terms of the management agreements, (b) whether and on what terms management agreements will be renewed upon the expiration of their current terms, (c) whether and on what terms additional management contracts will be awarded to the IH Manager, (d) whether hotel properties will be sold and (e) the setting of rent formulas in the Percentage Leases (or re-setting rents in the case of expiring leases) between the Company and the TRS, which impacts the IH Manager’s incentive management fees.

In 2006, the Company reimbursed the IH Manager $15,000 for shared personnel and services (which included human resources and telephone costs). We also reimbursed the IH Manager or its affiliates $281,840 for our proportionate share of corporate office rent under a lease with an unaffiliated third party.

We have from time to time engaged an affiliate of Hatchett Hospitality (“Hatchett”) to perform certain renovation projects. During 2005, we entered into renovation contracts with the Hatchett affiliate costing approximately $60,000. The Hatchett affiliate is approximately 45% owned by Equity Inns, Inc. (“Equity”). The IH Manager currently manages four hotels owned by Equity. These contracts assisted the IH Manager in qualifying to manage the Company’s hotels under tax law applicable to a REIT. Hatchett received less than $1,000 from the Company under such renovation contracts in 2006, and no such contracts or payments are planned for 2007.

The Company and the IH Manager replaced the majority of their corporate information technology (“IT”) infrastructure in 2003. The total cost of the new IT infrastructure was approximately $1.0 million, which was initially funded by the Company. The Company and the IH Manager agreed to a cost sharing agreement, commencing in 2004, under which the Company bears or reimburses the IH Manager 50% of the total costs of operating and maintaining the IT function (including depreciation taken by the Company on the IT infrastructure). The Company paid or reimbursed the IH Manager a total of $300,614 for the IT function in 2006.

The IH Manager obtained an employee practices liability insurance policy which covers Company employees. We reimbursed the IH Manager for one-third of the premium for this policy, which was $106,469 in 2006.

The IH Manager maintains a health benefit plan in which our employees participate. Our reimbursement is based on the number of our employees participating in the plan and the coverage and benefit levels selected by those employees. We reimbursed the IH Manager $166,535 for 2006 for our share of the costs of our employees’ participation in this plan.

In 2003, we entered into an agreement with certain predecessors of the IH Manager (the “IH Lessee”, which was owned by Mr. Fisher) and Marriott International, Inc. and certain of its affiliates (“Marriott”) for a transaction under which the IH Lessee (a) converted the agreements under which 17 of our hotels were managed by Marriott into long-term franchise agreements with Marriott and (b) became the manager of the hotels. Under the terms of the converted agreements, Marriott receives (1) a franchise royalty of 6.5% of room revenues for the first 10 years of each franchise agreement and 5% thereafter (as compared to 5% of gross revenues under the previous agreements with Marriott) and (2) $850,000 plus 50% of aggregate available cash flow (as defined in the agreement with Marriott) in excess of a specified threshold each year for 10 years, beginning in 2004 (the “Conversion Fee”). The TRS (and therefore, indirectly, we) subsequently assumed the franchisee obligations under the franchise agreements described above, including the obligations to pay Marriott the higher royalty rate and the Conversion Fee.

Conflicts may arise with respect to whether certain expenditures are classified as capital expenditures, which are capitalized by the Company and do not immediately affect earnings, or repairs and maintenance, which are expensed as incurred and therefore reduce the amount available to be earned by the IH Manager as incentive management fees.

From time to time, the Company has engaged, and in the future may engage, a brokerage firm with which Mr. Fisher’s adult child is employed, in connection with certain acquisitions, dispositions, or other transactions.

Under our management agreements, the IH Manager is generally responsible for complying with our various franchise agreements, subject to our making sufficient funding available. As Mr. Fisher owns the IH Manager, conflicts of interest exist between us and Mr. Fisher regarding the IH Manager’s compliance with franchise agreements or other actions or failures to act by the IH Manager which could result in liability to us or our TRS.

Jack P. DeBoer. In November 1996, we acquired seven Residence Inn by Marriott hotels (the “DeBoer Hotels”) from affiliates of Jack P. DeBoer (the “DeBoer Group”), including Rolf E. Ruhfus. Messrs. DeBoer and Ruhfus are members of our Board of Trustees. In connection with the acquisition, we agreed that to the extent the Company maintains indebtedness outstanding, we will permit DeBoer Group members to guarantee such indebtedness in the amount required for them to defer certain taxes. These guarantees may have the effect of giving the related lender(s) recourse to assets of the Company that they would not otherwise have. At December 31, 2006, the amount of our indebtedness guaranteed by the DeBoer Group was approximately $11 million, which will decline upon the occurrence of certain events. In addition, due to potential adverse tax consequences to members of the DeBoer Group that may result from a sale of certain of the DeBoer Hotels, conflicts of interest may exist between us and Mr. DeBoer regarding transactions involving the DeBoer Hotels that could trigger adverse tax consequences to some or all of the DeBoer Group. Mr. DeBoer and certain of his affiliates have in the past, and continue to be, involved in the development of hotels, including extended-stay hotels. Mr. DeBoer is currently the Chief Executive Officer and primary investor in the owner of the Value Place brand of extended-stay hotels. Hotels developed by Mr. DeBoer and his affiliates may compete with our hotels for guests, and hotel companies with which Mr. DeBoer is affiliated may compete with us for acquisition opportunities and for qualified employees. Accordingly, our interests and those of Mr. DeBoer could be different in connection with matters relating to our hotels or proposed acquisitions or developments that are competitive with hotels owned or being considered for acquisition or development by Mr. DeBoer and his affiliates.

Rolf E. Ruhfus. In June 1997, we acquired six hotels (the “Summerfield Hotels”) from affiliates of Rolf E. Ruhfus (the “Summerfield Group”). Following the acquisition of the Summerfield Hotels, Mr. Ruhfus joined our board of trustees. Due to the potential adverse tax consequences to members of the Summerfield Group that may result from a sale of the Summerfield Hotels, conflicts of interest may exist between us and Mr. Ruhfus regarding transactions involving the Summerfield Hotels that could trigger adverse tax consequences to some or all of the Summerfield Group. Mr. Ruhfus and certain of his affiliates have in the past, and continue to be, involved in the development of hotels. An entity controlled by Mr. Ruhfus also owns the Sierra Suites brand, which is an upscale extended-stay hotel brand founded by Mr. Ruhfus. Affiliates of Mr. Ruhfus own and/or operate several Sierra Suites hotels and Summerfield Suites hotels, and are developing hotels under other brands. Hotels developed by Mr. Ruhfus may compete with our hotels for guests and companies with which Mr. Ruhfus is affiliated may compete with us for acquisition opportunities and for qualified employees. Accordingly, our interests and those of Mr. Ruhfus could be different in connection with matters relating to our hotels or proposed acquisitions that are competitive with hotels owned or being considered for acquisition or development by affiliates of Mr. Ruhfus.

PROPOSAL II—RATIFICATION OF APPOINTMENTS OF INDEPENDENT AUDITOR

Retention of Auditor. PricewaterhouseCoopers LLP has served as independent registered certified public accounting firm for the Company and its subsidiaries for the year ended December 31, 2006. The Audit Committee has selected PricewaterhouseCoopers LLP as independent auditor for the year ending December 31, 2007, if ratified by the shareholders, until and unless changed by action of the Audit Committee of the Board of Trustees. Although shareholder approval of the appointment is not required, the Company is asking the shareholders to ratify the appointment. If the shareholders do not ratify the appointment, the appointment will be reconsidered by the Audit Committee based on all relevant facts and circumstances at the time. A representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will have an opportunity to make a statement to shareholders if he desires to do so and will be available to respond to appropriate questions.

Audit Fees. The following chart sets forth the amounts billed to the Company by PricewaterhouseCoopers LLP with respect to services provided in 2006 and 2005:

	Amount
Type	2006	2005
Audit Fees	$881,949	$704,173
Audit-Related Fees	347,103	—
Tax Fees	—	—
All Other Fees	1,500	1,500

	$1,230,552	$705,673

The Audit Fees for 2005 have been increased from the amount disclosed in the Proxy Statement for the 2006 Annual Meeting of Shareholders (the “2006 Proxy Statement”) by (a) $158,495 to include an additional billing received in 2006 related to 2005 and (b) $55,000 for fees related to the review of a shelf registration statement and preparation of a related comfort letter, which were reported in the 2006 Proxy Statement as Audit-Related Fees. The Audit-Related Fees for 2006 were for professional services rendered in conjunction with audits related to certain acquisitions completed during 2006. The $1,500 and $1,500 in All Other Fees for 2006 and 2005, respectively, was for a software license fee. The Audit Committee’s current policy on approval of non-audit services by the independent auditor is to approve at the beginning of each year the scope and fees for any non-audit services for the year that have been identified, and to approve in advance the scope and fees for any additional non-audit services as the need for such services arise.

According to PricewaterhouseCoopers LLP, only full-time permanent employees of PricewaterhouseCoopers worked on the Company’s audit in 2006.

THE BOARD OF TRUSTEES RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT AUDITORS.

“HOUSEHOLDING” OF PROXY STATEMENTS AND ANNUAL REPORTS

The Company may deliver only one copy of this proxy statement and our 2006 Annual Report to multiple shareholders sharing the same address unless we have received contrary instructions from one or more of the households. This delivery method, known as “householding,” saves us printing and mailing costs. If you are a registered shareholder and did not receive an individual copy of this proxy statement or the 2006 Annual Report, and you would like separate copies, or if you would like to receive copies of our future proxy statements and annual reports, please contact our Investor Relations department in writing at 340 Royal Poinciana Way, Suite 306, Palm Beach, FL 33480, by telephone at (561) 835-1800, or through the Internet at www.innkeepersusa.com. If your shares are held through a broker and you prefer to receive separate copies of a proxy statement or annual report either now or in the future, please contact such broker or bank.

Also, if you own our shares in more than one account, such as individually and also jointly with your spouse, you may receive more than one set of our proxy statements and annual reports. To assist us in saving money and to provide you with better shareholder services, we encourage you to have all your accounts registered in the same name and address. You may do this by contacting our transfer agent, Computershare Investor Services LLC, by telephone at (877) 360-5362 or in writing at Computershare Investor Services LLC, 2 North LaSalle Street, Chicago, IL 60602.

ELECTRONIC DELIVERY OF FUTURE ANNUAL MEETING MATERIALS

The Company would like to encourage all shareholders holding their shares in the name of a broker to consent to receiving (through your broker) the Company’s future proxy materials and annual reports electronically by providing the appropriate information when you vote via the Internet. Electronic delivery could save the Company a significant portion of the costs associated with printing and mailing its annual meeting materials, and we hope that our shareholders find this service convenient and useful. If you consent and the Company elects to deliver future proxy materials and/or annual reports to you electronically, then the Company will send you a notice (either by electronic mail or regular mail) explaining how to access these materials but will not send you paper copies of these materials unless you request them. The Company may also choose to send one or more items to you in paper form despite your consent to receive them electronically. If you hold shares at a brokerage firm or bank participating in the ADP program, your consent will be effective until you revoke it by terminating your registration at the website www.InvestorDelivery.com.

By consenting to electronic delivery, you are stating to the Company that you currently have access to the Internet and expect to have access in the future. If you do not have access to the Internet or do not expect to have access in the future, please do not consent to electronic delivery because the Company may rely on your consent and not deliver paper copies of future annual meeting materials. In addition, if you consent to electronic delivery, you will be responsible for your usual Internet charges (e.g., online fees) in connection with the electronic delivery of the proxy materials and annual report.

OTHER MATTERS

The Board of Trustees knows of no other business to be brought before the Annual Meeting. If any other matters properly come before the Annual Meeting, the proxies will be voted on such matters in accordance with the judgment of the persons named as proxies therein, or their substitutes, present and acting at the meeting.

The Company will furnish to each beneficial owner of Common Shares entitled to vote at the Annual Meeting, upon written request a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, including financial statements and financial statement schedules. Please direct requests to Investor Relations, Innkeepers USA Trust, at 340 Royal Poinciana Way, Suite 306, Palm Beach, Florida 33480. The Company’s telephone number is (561) 835-1800. These materials will also be available on the Company’s website at www.innkeepersusa.com.

EXHIBIT A

INNKEEPERS USA TRUST

AUDIT COMMITTEE CHARTER

FEBRUARY 11, 2004

The following shall constitute the Charter of the Audit Committee Charter of the board of trustees (“Board”) of Innkeepers USA Trust (the “Company”):

I.	ORGANIZATION

There shall be constituted a standing committee of the Board to be known as the Audit Committee.

II.	COMPOSITION AND SELECTION

The Audit Committee shall be comprised of three or more trustees. The members of the Audit Committee shall meet the independence and experience requirements of the New York Stock Exchange (“NYSE”).

All members of the Audit Committee shall have a requisite working familiarity with basic finance and accounting practices in compliance with the rules of the NYSE. At least one member of the Committee must be an ‘audit committee financial expert’, as such term is defined by the Securities and Exchange Commission (“SEC”).

No member of the Audit Committee may serve on the audit committees of more than three public companies.

The Board shall, upon recommendation of the Nominating & Governance Committee (“Governance Committee”), (a) appoint Audit Committee members, (b) remove Audit Committee members and (c) elect a Chairman of the Audit Committee. The members of the Audit Committee shall serve for one year or until their successors are duly elected and qualified.

The duties and responsibilities of Audit Committee members contained herein shall be in addition to those duties otherwise required for members of the Board.

III.	STATEMENT OF PURPOSE

The primary function of the Audit Committee shall be to assist the Board in discharging its oversight responsibilities relating to the Company’s accounting, system of internal controls over financial reporting, and financial practices, by monitoring (1) these practices, generally; (2) the quality and integrity of the financial statements and other financial information provided by the Company to any governmental body or the public; (3) the Company’s compliance with legal and regulatory requirements; (4) the independent auditor’s qualifications and independence; and (5) the performance of the Company’s independent auditors and internal audit functions.

IV.	COMMITTEE OBJECTIVES

The Audit Committee’s primary objectives include (1) providing an independent, direct and open avenue of communication among the Company’s independent accountants, management, internal auditing function, and the Board; (2) serving as an independent and objective party to review the Company’s financial reporting processes and internal control over financial reporting; (3) overseeing with management the reliability and integrity of the Company’s accounting policies and financial reporting and disclosure practices; (4) reviewing and considering the work of the Company’s independent auditors and internal auditors (whether this function is performed internally or by a third party service provider other than the Company’s independent auditors); (5) reviewing the adequacy of the internal auditors’ staffing and the qualifications of its personnel; and (6) reviewing whether available technology is being used to maximize the efficiency and effectiveness of the internal audit function.

V.	COMMITTEE AUTHORITY AND RESPONSIBILITIES

The Audit Committee shall have the sole authority to appoint, retain, compensate, evaluate and terminate the independent auditor and shall approve in advance all audit and permissible non-audit engagements, including fees and terms, with the independent auditor. The Chairman of the Audit Committee shall have the right to pre-approve permissible non-audit services on behalf of the Audit Committee and shall promptly advise the other members of the Audit Committee of such approval at the next regularly scheduled meeting.

The Audit Committee may form subcommittees and delegate authority to subcommittees when appropriate, provided that all of the members of such subcommittees shall qualify as independent under NYSE rules and regulations.

The Audit Committee shall have the authority, to the extent it deems necessary or appropriate, to (a) conduct or authorize investigations into any matters within the Audit Committee’s scope of responsibilities and duties and/or (b) retain special legal, accounting or other consultants to advise the Committee. The Audit Committee shall have the authority to retain and compensate such advisors without seeking further approval and shall receive appropriate funding, as determined by the Audit Committee, from the Company to compensate such advisors. The Audit Committee shall have the authority to conduct or authorize investigations into any matters within its scope of responsibilities and shall have the authority to retain outside advisors to assist the Committee in the conduct of any investigation.

The Audit Committee shall:

Financial Statement and Disclosure Matters

1.

Review and discuss with management and the independent auditor the Company’s ‘critical accounting policies’ and financial reporting issues and judgments that may be viewed as critical; review and discuss analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of financial statements, including analyses of the effects of alternative generally accepted accounting principles (“GAAP”) methods on the financial statements; consider and approve, when appropriate, any significant changes in the Company’s accounting and auditing policies; review and discuss any accounting and financial reporting proposals that may have a significant impact on the Company’s financial reports;

2.

Review and discuss with management and the independent auditor the annual audited financial statements, including disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and recommend to the Board whether the audited financial statements should be included in the Company’s Annual Report on Form 10-K;

3.

Review with the independent auditor and management the adequacy and effectiveness of the Company’s internal accounting and financial controls; review management’s report of any significant deficiencies in the system of internal control over financial reporting which could adversely affect the Company’s ability to record, process, summarize and report financial data and report on any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s system of internal control over financial reporting; review the independent auditor’s ability to attest to and report on management’s assertion on its assessment of the effectiveness of the Company’s system of internal control over financial reporting and its financial reporting procedures in its Annual Report on Form 10-K;

4.

Review and discuss with management and the independent auditor the Company’s quarterly financial statements, including the results of the independent auditor’s reviews of the quarterly financial statements and the disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations, prior to the filing of its Form 10-Q;

5.

Prior to the Company’s filing of its Annual Report on Form 10-K or a Quarterly Report on Form 10-Q, review the basis for the certifications and reports of the Chief Executive Officer (“CEO”) and the Chief Financial Officer (“CFO”) required by the SEC to be included in or with the Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be;

6.

Review and discuss with management and the independent auditor: (a) any material financial or non-financial arrangements of the Company which do not appear on the financial statements of the Company; (b) any transactions or courses of dealing with parties related to the Company which transactions are significant in size or involve terms or other aspects that differ from those that would likely be negotiated with independent parties and which are relevant to an understanding of the Company’s financial statements; and (c) any pending litigation and other contingent liabilities;

7.

Review and discuss with management its policies and practices regarding earnings press releases, as well as financial information and earnings guidance given to analysts and ratings agencies, giving attention to any use of “pro forma”, “adjusted” or “non-GAAP financial measures” or information; The Audit Committee may, but is not required to discuss in advance of publication each earnings release or each instance in which the Company provides earnings guidance. The Chairman of the Audit Committee may represent the entire Audit Committee for purposes of this discussion.

8.

Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies;

9.	Discuss with management and the independent auditor the effect of regulatory and accounting initiatives, as well as off-balance sheet structures on the Company’s financial statements;

10.	Provide the report for inclusion in the Company’s Annual Proxy Statement required by Item 306 of Regulation S-K promulgated by the Securities and Exchange Commission;

Oversight of the Company’s Relationship with the Independent Auditor

11.

Obtain and review a formal written report by the independent auditor, at least annually, which report shall include descriptions of: a) the independent auditor’s internal quality-control procedures; b) any material issues raised by the most recent internal quality control review, or peer review, or by any inquiry or investigation by governmental or professional authorities in the preceding five years respecting one or more independent audits carried out by the firm; c) any steps taken to deal with such issues; d) all relationships between the independent auditor and the Company; and e) any other relationships that may adversely affect the independence of the auditor. The Audit Committee should assess the independence of the independent auditor, including that of the independent auditor’s lead partner, based on a review of the written report and recommend to the Board that it take appropriate action in response to the report to satisfy the independence requirements.

12.

Evaluate the qualifications, experience, performance and independence of the senior members of the independent auditor team, including that of the independent auditor’s lead and concurring partners, taking into consideration the opinions of management and the internal auditors; present its conclusions with respect to such evaluations to the full Board;

13.

Set clear hiring policies for employees or former employees of the independent auditors, taking into account pressures that may exist for auditors consciously or subconsciously seeking a job with the Company;

14.	Discuss with the independent auditor its ultimate accountability to the Board through the Audit Committee;

15.

Establish policies and procedures for the engagement of the independent auditor to provide permissible non-audit services; consider whether the independent auditor’s performance of permissible non-audit services is compatible with the auditor’s independence;

16.

Assure the regular rotation of the lead and concurring audit partners as required by law, and consider whether there should be regular rotation of the independent auditing firm itself, in order to assure continuing independence of the independent auditor;

Process Improvement

17.

Establish regular and separate systems of reporting to the Audit Committee by the Company’s management, the independent auditor and the internal auditors regarding any significant judgments made in management’s preparation of the financial statements, and the view of each as to the appropriateness of such judgments;

18.

Review and discuss with the independent auditor the annual audit planning and procedures, including the scope, fees, staffing and timing of the audit; review and discuss the results of the audit exam and management letters, and any reports of the independent auditor with respect to any interim period;

19.

Review with the Company’s internal auditors and the independent auditor the coordination of their audit efforts to assure completeness of coverage, reduction of redundant efforts and effective use of audit resources;

20.

Review separately with the Company’s management, the independent auditor and the internal auditors, following completion of the Company’s annual audit, any significant difficulties encountered during the course of the audit, including: (a) difficulties with management’s response; (b) any restrictions on the scope of work or access to required information; and (c) the nature and extent of any significant changes in accounting principles or the application therein;

21.

Discuss with the outside auditor and management any ‘management letter’ provided by the outside auditor and any other significant matters brought to the attention of the Audit Committee by the outside auditor;

22.	Review any significant disagreement among the Company’s management and its independent auditor or the internal auditors in connection with the preparation of the Company’s financial statements;

23.

Review with the independent auditor any audit problems or difficulties and management’s response. Such review shall include any accounting adjustments that were noted or proposed by the auditor but were “passed” (as immaterial or otherwise); review any “management” or “internal control” letters issued, or proposed to be issued, by the audit firm to the Company and any discussions with the independent auditor’s national office respecting auditing or accounting issues presented by the engagement;

24.

Review with the Company’s independent auditor, the internal auditors and management the extent to which changes or improvements in financial or accounting practices and standards, as approved by the Audit Committee, have been implemented, with such review to be conducted at an appropriate amount of time subsequent to implementation of any changes or improvements thereto, as decided by the Audit Committee in its discretion;

Oversight of the Company’s Internal Audit Function

25.	Review the appointment, replacement, reassignment or dismissal of the members of the Company’s internal auditors;

26.	Review the regular internal reports to management prepared by the internal auditors and management’s responses;

27.	Discuss with the independent auditor the internal auditors’ responsibilities, budget and staffing, and any recommended changes in the planned scope of the internal audit;

Compliance Oversight Responsibilities

28.	Obtain from the independent auditor assurance that Section 10A of the Securities Exchange Act of 1934 has not been implicated;

29.

Obtain reports from management, the Company’s internal auditors and the independent auditor that the Company and its subsidiary entities are in conformity with applicable legal requirements and the Company’s Code of Conduct; review reports and disclosures of insider and affiliated party transactions; advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations and with the Company’s Code of Conduct;

30.

Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any employee complaints or published reports which raise material issues regarding the Company’s financial statements or accounting policies;

31.

Review any material pending legal proceedings involving the Company and other contingent liabilities; discuss with the Company’s General Counsel legal matters that may have a material impact on the financial statements or the Company’s compliance policies;

32.

Establish procedures for (A) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and (B) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters;

General

33.

Make regular reports to the Board, and review with the Board any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent auditors, or the performance of the internal audit function.

34.	Review and reassess the adequacy of this Charter, at least annually, and recommend any proposed changes to the Board for approval;

35.	Annually review its own performance;

VI.	OVERSIGHT OF LEGAL COMPLIANCE

36.	Review with the Company’s counsel legal compliance matters, including securities trading policies and tax compliance matters;

37.	Review the procedures established by the Company that monitor the Company’s compliance with its loan and, if applicable, indenture covenants and restrictions; and

38.	Perform any other activities consistent with this Charter, the Company’s By-laws and governing law, as the Audit Committee or the Board deems necessary or appropriate.

VII.	MEETINGS

The Audit Committee shall meet, as often as may be deemed necessary or appropriate in its judgment, but at least quarterly, with the Company’s management, internal auditors and independent auditors, in separate executive sessions. The agenda for Audit Committee meetings will be prepared by management in consultation with the Chairman of the Audit Committee. Following each meeting, the Audit Committee shall report to the Board at the next regularly scheduled Board meeting, or sooner, as circumstances may dictate.

In addition, the Chairman of the Audit Committee shall meet each quarter, in person or by telephone, with the Company’s independent accountants, chief accounting officer and chief financial officer to review the Company’s financial statements.

The Chairman of the Audit Committee, the CEO, the CFO, the Chief Accounting Officer, the General Counsel or a majority of the members of the Compensation Committee may call other meetings of the Audit Committee, upon reasonable notice to all members of the Audit Committee and otherwise in the manner provided for in the Company’s bylaws. The provisions set forth in the Company’s bylaws for meetings of the Board and its committees shall govern the quorum and voting requirements for all meetings of the Audit Committee.

VIII.	LIMITATION OF AUDIT COMMITTEE’S ROLE

In the exercise of its oversight, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements fairly present the Company’s financial position and results of operation and are in accordance with GAAP. Any use in this Charter of the term ‘review’ should not be interpreted to suggest that the Audit Committee members can or should follow the procedures required of auditors performing reviews of financial statements. This Charter is not intended to impair the operation of the business judgment rule under Maryland law or the right of Audit Committee members under Maryland law to rely in its oversight role on the Company’s records and other information presented by its officers or employees or by outside experts.

IX.	COMPENSATION

The Audit Committee members shall be entitled to compensation for being members of the Audit Committee as such fees are established from time to time by the Board in accordance with its Code of Governance. Each member of the Audit Committee shall be entitled to be reimbursed for reasonable out-of-pocket expenses incurred by such member in attending meetings of the Audit Committee and in performing his or her duties as a member of the Audit Committee. No member of the Audit Committee shall receive from the Company any compensation other than his or her fees for serving as a trustee and a member of the Audit Committee or any other committee of the Board.

X.	CONSISTENCY WITH DECLARATION OF TRUST

To the extent that any provision or section of this Charter may be inconsistent with any article, provision or section of the Amended and Restated Declaration of Trust, the Bylaws of the Company or any applicable law or regulation, the Amended and Restated Declaration of Trust or the Bylaws or the law or regulation, as appropriate, shall fully control.

XI.	CERTIFICATION

This Audit Committee Charter was duly approved and adopted by the Board of the Company on the 11th day of February, 2004.

/s/ Mark A. Murphy
Mark A. Murphy, Secretary

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

Ú PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Ú

A	Election of Trustees

1.	Class I - Term Expiring 2010	For	Withhold		For	Withhold		For	Withhold	+
	01 - Randall L. Churchey	☐	☐	02 - Jack P. DeBoer	☐	☐	03 - Joel F. Zemans	☐	☐

This proxy is solicited by the Company’s Board of Trustees. If no specification is made, this proxy will be voted FOR the election of each of the nominees.

B	Issues

The Board of Trustees recommends a vote FOR the following proposals.

		For	Against	Abstain
2.	Ratify Appointment of PricewaterhouseCoopers LLP as independent auditors for the Company for the fiscal year ending December 31, 2007.	☐	☐	☐	3.	In their discretion, the proxies (and if the undersigned is a proxy, any substitute proxies) are authorized to vote upon such other business as may properly come before this meeting.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder.

B	Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign your name exactly as it appears on share certificate.    Only one of several joint owners need sign.    Fiduciaries should give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

<STOCK#>                             00OTEB

Ú PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Ú

Proxy — Innkeepers USA Trust

340 Royal Poinciana Way, Suite 306, Palm Beach, Florida 33480

Annual Meeting of Shareholders - May 2, 2007

The undersigned hereby appoints Jeffrey H. Fisher and Mark A. Murphy, or either of them, with full power of substitution in each, proxies (and if the undersigned is a proxy, substitute proxies) to vote all Common Shares of the undersigned in Innkeepers USA Trust at the Annual Meeting of Shareholders to be held at the Hilton Suites hotel, 400 North State College Blvd, Orange, CA 92868, at 9:00 a.m., local time, on Wednesday, May 2, 2007 and at any adjournments thereof, as specified on the reverse side.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

(Continued and to be signed on reverse side.)